Exhibit 2.1
Execution Copy

SHARE PURCHASE AGREEMENT

dated February 27, 2019

by and between

Liberty Global CE Holding BV
Boeingavenue 53, NL-1119PE Schiphol Rijk
The Netherlands    (the "Seller")

and

Liberty Global plc
Griffin House, 161 Hammersmith Road, London W6 8BS
United Kingdom    (the "Guarantor")

and

Sunrise Communications Group AG
Binzmühlestrasse 130, CH-8050 Zurich
Switzerland    (the "Buyer")

regarding

Sale and Purchase of all Shares of

Liberty Global Europe Financing BV

TABLE OF CONTENTS

1.	Defined Terms			8
2.	Sale And Purchase Of Shares			8
	2.1.	Object of Sale and Purchase		8
	2.2.	Final Purchase Price		8
	2.3.	Estimated Purchase Price and Adjustment		8
		2.3.1.	Estimated Purchase Price	8
		2.3.2.	Determination of Final Net Debt and Final Net Working Capital	9
		2.3.3.	Payment of Purchase Price Adjustment	12
3.	Conditions Precedent to Closing			13
	3.1.	Conditions Precedent		13
	3.2.	Waiver of Conditions Precedent not Satisfied		13
	3.3.	Conditions Precedent not Satisfied or Waived; Termination		13
4.	Closing			17
	4.1.	Date and Place of Closing		17
	4.2.	Closing Actions of the Seller		18
	4.3.	Closing Actions of the Buyer		18
	4.4.	Closing Process		19
	4.5.	Closing Actions Concurrent; Closing Minutes		20
5.	Actions Between Signing and Closing			21
	5.1.	General		21
	5.2.	Conduct of Business		21
	5.3.	Integration Planning		24
	5.4.	Filings and Required Clearance		24
	5.5.	Carve-out		26
	5.6.	Inter-Company Debt		27
	5.7.	Capital Raise		27
		5.7.1.	Underwriting and Rights Offering	27
		5.7.2.	Listing Documentation	28
		5.7.3.	EGM and Board Recommendation	31
		5.7.4.	Implementation and Registration of Capital Increase	32
	5.8.	Termination of Intra-Group Agreements		32
	5.9.	Termination of Parental Guarantees		32
	5.10.	Finalization of Trademark License Agreement		34
	5.11.	Finalization of MVNO Agreement		34
	5.12.	Changes to Transitional Services		34
	5.13.	Procurement and Distribution of Content Rights		35
	5.14.	Reimbursement of Partner Network Consideration		35
6.	Representations and Warranties			35
	6.1.	Representations and Warranties of the Seller		35
		6.1.1.	Capacity of the Seller and the Guarantor	36
		6.1.2.	Corporate Existence and Due Organization	36
		6.1.3.	Share Capital and Shares	37

		6.1.4.	Financial Statements; Business since January 1, 2019	38
		6.1.5.	Borrowings	39
		6.1.6.	Derivatives	40
		6.1.7.	Books and Records	40
		6.1.8.	Title and Sufficiency of Assets	40
		6.1.9.	The Network	41
		6.1.10.	All Operations Running	42
		6.1.11.	Authorizations	43
		6.1.12.	Taxes	43
		6.1.13.	Compliance with Applicable Law	45
		6.1.14.	Litigation	45
		6.1.15.	Competition Law Matters	46
		6.1.16.	Material Contracts	46
		6.1.17.	Employees	46
		6.1.18.	Social Security	47
		6.1.19.	Pension and Benefit Plans	47
		6.1.20.	Real Property	48
		6.1.21.	Environmental, Health and Safety	49
		6.1.22.	Intellectual Property; Information Technology	49
		6.1.23.	Data Protection	51
		6.1.24.	Insurance	51
		6.1.25.	Related Party Transactions	49
		6.1.26.	No Brokerage or Finders Fee	52
		6.1.27.	No Powers of Attorney	52
		6.1.28.	Holding of Buyer Shares	52
	6.2.	Representations and Warranties of the Buyer		52
	6.3.	Representations and Warranties Exclusive		53
7.	Remedies			54
	7.1.	Right to Cure and Remedies		54
	7.2.	Term of Representations and Warranties		54
	7.3.	Notice of Breach		55
	7.4.	Limitation of Seller's Liability		57
		7.4.1.	Disclosure Information	57
		7.4.2.	De-Minimis, Threshold and Cap	57
		7.4.3.	Financial Benefits, etc.	58
		7.4.4.	Exceptions from Limitations	60
	7.5.	Third Party Claims		61
	7.6.	Seller's Remedies for Misrepresentation or Breach of Warranty		62
	7.7.	Remedies and Time Limitations Exclusive		63
8.	Covenants			63
	8.1.	No Recourse against Directors and Officers		63
	8.2.	Non-Compete and Non-Solicit		64
	8.3.	Stand-still		66
	8.4.	Insurance		67
	8.5.	Access to Information, Books and Records after the Closing		68

	8.6.	Retention of Employees	69
	8.7.	Share Schemes	69
	8.8.	Dutch Tax Covenants	70
9.	Indemnities		70
	9.1.	Tax Indemnity	70
	9.2.	Icehockey Broadcasting Rights Indemnity	72
10.	Miscellaneous		73
	10.1.	Treatment of Indemnification Payments	73
	10.2.	Liability of the Guarantor	74
	10.3.	Effects on Third Parties	74
	10.4.	CTA; Entire Agreement; Amendments	74
	10.5.	No Waiver	74
	10.6.	Severability	75
	10.7.	Notices	75
	10.8.	Confidentiality and Announcement	76
	10.9.	Assignment	79
	10.10.	Default Interest	80
	10.11.	Payments and Conversion Rate	80
	10.12.	No Set-Off	81
	10.13.	No Double Recovery	81
	10.14.	Cost and Expenses; Taxes	81
11.	Applicable Law; Disputes Resolution		81

TABLE OF SCHEDULES

Schedule No.	Name of Schedule
Schedule (D)	Target Group Companies
Schedule 1	Defined Terms
Schedule 2.3.2(a)	Closing Balance Sheet, Closing Net Debt Statement and Closing Net Working Capital Statement
Schedule 4.2(e)	Form of Transitional Services Agreement
Schedule 5.2(b)(ix)	Exceptions to Certain Conduct of Business Covenants
Schedule 5.5(a)	Carve-Out
Schedule 5.6	Inter-Company Debt
Schedule 5.10	Trademark License Term Sheet
Schedule 6.1.3(f)	Minority Participations
Schedule 7.4.1(a)	Data Room Data Carrier

WHEREAS:

(A)
The Seller is a Dutch private limited company (besloten vennootschap), duly incorporated and existing under the laws of the Netherlands, with registration number 70344663 and registered office at Boeingavenue 53, NL-1119PE Schiphol Rijk, The Netherlands.

(B)
The Guarantor is a public limited company, duly incorporated and existing under the United Kingdom Companies Act 2006, with company number 08379990 and registered office at Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom. The Guarantor indirectly owns all of the share capital and voting rights of the Seller.

(C)
Liberty Global Europe Financing BV (the "Company") is a Dutch private limited company (besloten vennootschap), duly incorporated and existing under the laws of the Netherlands, with registration number 33201321 and registered office at Boeingavenue 53, NL-1119PE Schiphol Rijk, The Netherlands, whose share capital amounts to EUR 18,600 and is divided into 186 shares with a par value of EUR 100 each (these shares or any other shares representing 100% of the Company shares the "Shares").

(D)
As of the Signing Date the Company owns, and after completion of the Carve-out the Company will solely own, directly and indirectly, all the issued shares in the companies as specified in Part B of Schedule (D) (the "Target Group Subsidiaries" and, together with the Company, collectively the "Target Group", and each of the Company and the Target Group Subsidiaries, a "Target Group Company"), including all the shares in UPC Schweiz GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), duly incorporated and existing under Swiss law, with registration number CHE-106.848.147 and registered office at Richtiplatz 5, CH-8304 Wallisellen, Switzerland (the "Swiss Company"). Certain companies belonging to the Target Group as of the Signing Date are outside of the transaction perimeter and will be separated from the Target Group between the Signing Date and Closing, as further contemplated by this Agreement.

(E)	The Swiss Company is a provider of telecommunication (voice and data) and pay television services in Switzerland.

(F)	The Buyer is a company limited by shares (Aktiengesellschaft), duly incorporated and existing under Swiss law, with registration number CHE-343.774.206 and registered office at

Binzmühlestrasse 130, CH-8050 Zurich, Switzerland, whose share capital, as of the date of this Agreement, amounts to CHF 45,069,028 and is divided into 45,069,028 registered shares (Namenaktien) with a par value of CHF 1 each, listed and admitted to trading on SIX pursuant to the International Reporting Standard under ISIN CH0267291224 (the "Buyer Shares").

(G)	The Buyer wishes to buy from the Seller, and the Seller wishes to sell to the Buyer, all the Shares and, indirectly, the Target Group.

(H)
Prior to executing this Agreement, Buyer and its advisors have been given access to, and Buyer has reviewed, analyzed and assessed (the "Due Diligence Review"), legal, financial, accounting, tax, operational, commercial and other information in relation to the Target Group Companies and the Target Group's business, including, without limitation, documents disclosed in the electronic data room regarding project "Capri 2019" hosted by Merrill Corporation from January 17, 2019, to February 24, 2019 (the "VDR").

(I)
Prior to the signing of this Agreement and in order to secure financing of the transaction, the Buyer entered into an underwriting agreement with Deutsche Bank AG, London Branch, UBS AG and Morgan Stanley & Co. International plc (the "Joint Bookrunners") providing for, among other things, a volume underwriting of the Rights Issue to be conducted in the aggregate amount of CHF 4.1 billion (the "Underwriting Agreement").

(J)
Simultaneously with the signing of this Agreement, members of the board of directors and of the executive leadership team of the Buyer have irrevocably agreed with the Seller and the Buyer to vote their Buyer Shares in favour of the Capital Increase that will be put on the agenda of the EGM of the Buyer.

(K)
Simultaneously with the signing of this Agreement, the Swiss Company and Sunrise Communications AG, a Subsidiary of the Buyer, have entered into a binding term sheet regarding a Mobile Virtual Network Operator Agreement (the "MVNO Term Sheet").

(L)
The board of directors of each Party has duly approved the execution of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.	DEFINED TERMS
The capitalized terms used in this Agreement (including in the Schedules) shall have the respective meanings ascribed to them in Schedule 1.

2.	SALE AND PURCHASE OF SHARES

2.1.	OBJECT OF SALE AND PURCHASE
On the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell and deliver to the Buyer, and the Buyer hereby agrees to purchase and accept from the Seller, at the Closing, all the Shares, free and clear from any Encumbrance.

2.2.	FINAL PURCHASE PRICE
The purchase price payable by the Buyer to the Seller as consideration for all the Shares (the "Purchase Price") shall be:

(a)	CHF 6,300,000,000 (six billion three hundred million Swiss Francs);

(b)	minus the Final Net Debt;

(c)	plus the difference between the Final Net Working Capital and the Target Net Working Capital (which difference may be a positive or negative number).

2.3.	ESTIMATED PURCHASE PRICE AND ADJUSTMENT

2.3.1.	Estimated Purchase Price

(a)	The "Estimated Purchase Price" payable by the Buyer to the Seller at Closing shall be:

(i)	CHF 6,300,000,000 (six billion three hundred million Swiss Francs);

(ii)	minus the Estimated Net Debt;

(iii)	plus the difference between the Estimated Net Working Capital and the Target Net Working Capital (which difference may be a positive or negative number).

(b)
Not less than 10 (ten) Business Days prior to the Closing Date or such other date as the Parties may agree, the Seller shall notify the Buyer of the Seller's estimate, made in good faith and in a way consistent with Schedule 2.3.2(a), of (i) what the Net Debt will be at the Closing Time (the "Estimated Net Debt") and (ii) what the Net Working Capital will be at the Closing Time (the "Estimated Net Working Capital").

(c)	Not less than 10 (ten) Business Days prior to the Closing Date or such other date as the Parties may agree, the Seller shall notify the Buyer:

(i)	of the bank account of the Seller for purposes of wiring the Estimated Purchase Price;

(ii)
whether the Term Loan AR shall be repaid on the Closing Date with a portion of the Estimated Purchase Price proceeds, and if so, of the bank account or accounts to which such portion shall be paid by the Buyer.

(d)
To the extent the Term Loan AR has not been already repaid, then not less than 2 (two) Business Days prior to the Closing Date or such other date as the Parties may agree, the Seller shall notify the Buyer of the aggregate amount of principal, interest and fees necessary to discharge fully the then outstanding balance of the Term Loan AR (the "Term Loan AR Repayment Amount").

(e)	After the Closing, the Purchase Price shall be adjusted as follows:

(i)
if the Final Net Debt is higher than the Estimated Net Debt, the Purchase Price shall be reduced, and if the Final Net Debt is lower than the Estimated Net Debt, the Purchase Price shall be increased, by an amount in CHF equal to the difference; and

(ii)
if the Final Net Working Capital is higher than the Estimated Net Working Capital, the Purchase Price shall be increased, and if the Final Net Working Capital is lower than the Estimated Net Working Capital, the Purchase Price shall be reduced, by an amount in CHF equal to the difference.

2.3.2.	Determination of Final Net Debt and Final Net Working Capital

(a)	Within 40 (forty) Business Days from the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller:

(i)	a combined balance sheet of the Target Group prepared in accordance with the Accounting Principles set forth in Part A of Schedule 2.3.2(a) (the "Closing Balance Sheet");

(ii)
on the basis of the Closing Balance Sheet, a statement in writing setting forth the Net Debt as of the Closing Time, as further specified in, and prepared in accordance with and in the form of, Part B of Schedule 2.3.2(a) (the "Closing Net Debt Statement"); and

(iii)
on the basis of the Closing Balance Sheet, a statement setting forth the Net Working Capital as of the Closing Time, as further specified in, and prepared in accordance with and in the form of, Part C of Schedule 2.3.2(a) (the "Closing Net Working Capital Statement", and together with the Closing Balance Sheet and the Closing Net Debt Statement, the "Draft Closing Statement").

(b)
If the Seller disagrees with the Draft Closing Statement, it may, within 30 (thirty) Business Days from receipt by it of the Draft Closing Statement, deliver a notice in writing to the Buyer, specifying in reasonable detail on an item-by-item basis Seller's disagreement, the reasons therefor and Seller's determination and any adjustment that should be made to any such item contained in the Draft Closing Statement (the "Notice of Objection"). Any item not so disputed by the Seller shall be deemed final and binding for the Parties.

(c)
If a Notice of Objection is timely delivered to the Buyer in accordance with Section 2.3.2(b) and the Parties are unable to resolve all the disputed items within 20 (twenty) Business Days from receipt of the Notice of Objection by the Seller, the Seller or the Buyer may refer the matter to an accounting firm of international repute as agreed by the Parties in writing or, if no such agreement is reached within further 10 (ten) Business Days after the lapse of the preceding 20 (twenty) Business Day period, to an individual qualified in international accounting practice and independent from the Parties who shall be nominated by the president of the Zurich Chamber of Commerce upon application of the Seller or the Buyer (such firm or Person, the "Expert"). The Expert shall act as an expert (Schiedsgutachter) in the sense of Art. 189 of the Swiss Code of Civil Procedure and not as an arbitrator, and shall be instructed to determine what adjustments (if any) are necessary to the Draft Closing Statement in respect of the items that have been disputed by the Seller in the Notice of Objection in accordance with Section 2.3.2(b) (excluding a recalculation of any items that have not been so disputed) in order to comply with the requirements of this Agreement. The following provisions shall apply once the Expert has been appointed:

(i)
The Buyer and the Seller shall each prepare a written statement within 20 (twenty) Business Days after the Expert's appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Expert for determination and copied at the same time to Seller (in the case of Buyer's written statement) or Buyer (in the case of Seller's written statement). In making any such submissions Buyer and Seller shall state their respective estimates of any monetary amounts referred for determination.

(ii)
Following delivery of their respective submissions, the Seller and the Buyer shall each have the opportunity to comment once on the other Party's submission by written comment delivered to the Expert not later than 10  (ten) Business Days after receipt of the other Party's submission and, thereafter, neither Buyer nor Seller shall be entitled to make further statements or submissions except insofar as the Expert so requests (in which case it shall, on each occasion, give the other Party (unless otherwise directed) 10  (ten) Business Days to respond to any statements or submissions so made).

(iii)
The Expert shall make its determination within 20 (twenty) Business Days from receipt of the last response pursuant to Section 2.3.2(c)(ii), it being understood that the Expert shall only apply the principles set forth in Schedule 2.3.2(a), and the amount of any adjustment to a disputed item determined by the Expert shall be within the range of the amount for such item set out in the Draft Closing Statement and in the Notice of Objection.

(iv)
The Seller and the Buyer shall deliver to the Expert such work papers and other documents and information relating to the disputed items as the Expert may request and as are available to the respective Party.

(d)
The determination by the Expert shall be final and binding upon the Parties, resulting, together with all undisputed items, in the Final Closing Statement, except in the event of fraud or manifest error on the part of the Expert (in the latter case the relevant part of the Expert's determination shall be void and the matter be remitted to the Expert for correction and the subsequent corrected determination shall be final and binding upon the Parties).

(e)
The Parties shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Draft Closing Statement, the Final Closing Statement and the determination by the Expert (if any). The fees, costs and expenses of the Expert shall be borne by the Seller and the Buyer in the proportion that the respective Party's position (as set out in the Draft Closing Statement and the Notice of Objection) deviates from the Expert's determination. If requested by the Expert, the Seller and the Buyer shall make advance payments in respect of fees, costs and expenses to the Expert in equal parts.

(f)
To the extent permitted under Applicable Laws, the Buyer shall procure that the Seller and its advisers are promptly given reasonable access, during normal business hours and upon prior notice, to the Target Group Companies' premises, management, personnel and auditors as well as to the Target Group Companies' books, accounts, records, contracts and other documents as Seller may reasonably request for purposes of exercising its rights and meeting its obligations under this Section 2.3.2 (Determination of Final Net Debt and Final Net Working Capital). Buyer shall reasonably co-operate with the Seller and shall permit the Seller and its representatives to take copies (including electronic copies) of the relevant books and records.

2.3.3.	Payment of Purchase Price Adjustment

(a)
If the aggregate of the adjustments under Section 2.3.1(e) results in an increase of the Purchase Price, the Buyer shall pay to the Seller the amount of such increase in cash, by wire transfer of immediately available funds to the bank account designated by the Seller, within 5 (five) Business Days after the Final Closing Statement has been agreed or determined (as the case may be) in accordance with Section 2.3 (Estimated Purchase Price and Adjustment).

(b)
If the aggregate of the adjustments under Section 2.3.1(e) results in a reduction of the Purchase Price, the Seller shall pay to the Buyer the amount of such reduction in cash, by wire transfer of immediately available funds to the account designated by the Buyer, within 5 (five) Business Days after the Final Closing Statement has been agreed or determined (as the case may be) in accordance with Section 2.3 (Estimated Purchase Price and Adjustment).

3.	CONDITIONS PRECEDENT TO CLOSING

3.1.	CONDITIONS PRECEDENT
The respective obligations of each of Seller and Buyer to effect the Closing actions in accordance with Section 4 (Closing) shall be subject to the following conditions precedent (the "Conditions Precedent") being satisfied, or waived in accordance with Section 3.2 (Waiver of Conditions Precedent not Satisfied), on or by the Closing Date:

(a)	No Judgment or Order. The Closing shall not have been prohibited or made illegal by any Order binding and enforceable upon the Buyer or the Seller.

(b)	Required Clearance. The Required Clearance shall have been obtained, or the waiting periods applicable to the Required Clearance shall have expired or been terminated by WEKO.

(c)	Corporate Reorganization. The corporate structure of the Target Group as set forth on slide 30 of Appendix 4 to Schedule 5.5(a) shall have been completed.

(d)	Capital Increase Approved. The Capital Increase shall have been resolved by the EGM.

(e)	Capital Increase Registered. The Capital Increase shall have been entered into the commercial register of the Canton of Zurich.

3.2.	WAIVER OF CONDITIONS PRECEDENT NOT SATISFIED
If and to the extent legally permitted under Applicable Laws:

(a)
the Seller and the Buyer shall jointly have the right to waive in writing, in whole or in part, any of the Conditions Precedent set forth in Section 3.1(a) (No Judgment or Order) and Section 3.1(b) (Required Clearance); and

(b)
the Buyer shall have the right to waive in writing, in whole or in part, any of the Conditions Precedent set forth in Section 3.1(c) (Corporate Reorganization), Section 3.1(d) (Approval of Capital Increase) and Section 3.1(e) (Registration of Capital Increase).

3.3.	CONDITIONS PRECEDENT NOT SATISFIED OR WAIVED; TERMINATION

(a)
If any of the Conditions Precedent set forth in Section 3.1 has not been satisfied (or waived in accordance with Section 3.2 (Waiver of Conditions Precedent not Satisfied)) on or prior to the date which is 12 (twelve) months from the Signing Date (the "Long Stop Date"), each of the Seller and the Buyer has the unilateral right to extend the Long Stop Date by 3 (three) months (such extended Long Stop Date the "Postponed Long Stop Date") if the respective Party reasonably believes that the Conditions Precedent set forth in Section 3.1 can be satisfied in this extended time period, by giving written notice to the other Party at least 5 (five) Business Days prior to the Long Stop Date (the "Extension Deadline").

(b)	If:

(i)
any of the Conditions Precedent set forth in Section 3.1(a) (No Judgment or Order), Section 3.1(b) (Required Clearance), Section 3.1(d) (Capital Increase Approved) or Section 3.1(e) (Capital Increase Registered) has not been satisfied (or waived in accordance with Section 3.2 (Waiver of Conditions Precedent not Satisfied)) on or prior to the Long Stop Date or, in the circumstances set out in Section 3.3(a), the Postponed Long Stop Date;

(ii)	the WEKO has issued a decision prohibiting that the transactions set out in this Agreement may proceed; or

(iii)	the EGM does not approve the Capital Increase,
each of the Buyer and the Seller shall have the right to terminate this Agreement with immediate effect by giving written notice to the other Party.

(c)
If the Condition Precedent set forth in Section 3.1(c) (Corporate Reorganization) has not been satisfied (or waived in accordance with Section 3.2 (Waiver of Conditions Precedent not Satisfied)) on or prior to the Long Stop Date (or, in the circumstances set out in Section 3.3(a), on or prior to the Postponed Long Stop Date), the Buyer shall have the right to terminate this Agreement with immediate effect by giving written notice to the Seller.

(d)	If the Condition Precedent set forth in Section 3.1(e) (Capital Increase Registered) has not been satisfied (or waived in accordance with Section 3.2 (Waiver of Conditions

Precedent not Satisfied)) as a result of a commercial register blockage or for other reasons, the Buyer shall, as promptly as possible, until this Agreement is terminated in accordance with Section 3.3(b): (i) take all actions within its power to procure the satisfaction of such Condition Precedent, including by seeking the removal of any commercial register blockage in front of the competent court; and (ii) to the extent required to enable the Capital Increase to proceed despite the delay caused by the blockage, call a new EGM pursuant to Section 5.7.3(b).

(e)
If the Buyer Board issues a Negative Board Recommendation or if the Buyer breaches any of its obligations under Section 5.7.3(a) or 5.7.3(c), the Seller may terminate this Agreement with immediate effect by giving written notice to the Buyer.

(f)	Notwithstanding the foregoing:

(i)
the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 3.3 (Conditions Precedent not Satisfied or Waived; Termination) if the Buyer has breached any of its obligations under (A) Section 5.4(a), Section 5.4(c) or Section 5.4(g) where such breach or breaches directly resulted in the Condition Precedent set forth in Section 3.1(b) (Required Clearance) not being satisfied by the Long Stop Date (or, in the circumstances set out in Section 3.3(a), the Postponed Long Stop Date), or (B) Section 5.7 (Capital Raise) where such breach or breaches directly resulted in the Condition Precedent set forth in Section 3.1(d) (Capital Increase Approved) not being satisfied by the Long Stop Date (or, in the circumstances set out in Section 3.3(a), the Postponed Long Stop Date); and

(ii)
the Seller shall not be entitled to terminate this Agreement pursuant to this Section 3.3 (Conditions Precedent not Satisfied or Waived; Termination) if the Seller has breached any of its obligations under Section 5.4(b) or Section 5.4(g) where such breach or breaches directly resulted in the Condition Precedent set forth in Section 3.1(b) (Required Clearance) not being satisfied by the Long Stop Date (or, in the circumstances set out in Section 3.3(a), the Postponed Long Stop Date);

provided that, in each case of, the Party in breach (x) has been notified by the other Party of any relevant breach in writing as soon as reasonably practicable following becoming aware of such breach, and (y) has had a reasonable period of not less than

10 (ten) Business Days or, if shorter, the period between the date of notice in (x) and the Long Stop Date (or, in the circumstances set out in Section 3.3(a), the Postponed Long Stop Date) in which to remedy any relevant breach and has failed to do so.

(g)	If this Agreement is terminated in accordance with this Section 3.3 (Conditions Precedent not Satisfied or Waived; Termination):

(i)
all provisions of this Agreement shall terminate and cease to be effective with immediate effect, except for this Section 3.3(g), Section 3.3(h), Section 5.11 (Finalization of MVNO Agreement), Section 7.4 (Limitation of Seller's Liability), Section 7.6 (Seller's Remedies for Misrepresentation or Breach of Warranty) to the extent it refers to Section 7.4 (Limitation of Seller's Liability), Section 8.1(c), Section 10 (Miscellaneous) and Section 11 (Applicable Law; Dispute Resolution) which shall continue to be in effect for an indefinite period of time; and

(ii)
such termination shall be without any liability of either the Seller to the Buyer or vice versa, provided that such termination shall not affect the liability of either Party for the Damage suffered by the other Party as a result of a breach of its obligations under this Agreement prior to termination of this Agreement in accordance with its terms. The right to seek specific performance, injunctions or other interim measures remains reserved.

(h)
Subject to Section 3.3(i) below, the Buyer shall pay to the Seller a contractual penalty (Konventionalstrafe) of CHF 50 (fifty) million (the "Break Fee") if this Agreement is terminated by the Seller or, where permissible, by the Buyer, in accordance with Section 3.3(b) or Section 3.3(e), except (i) in the case contemplated by Section 3.3(f)(ii) or (ii) if this Agreement is terminated as a result of a failure of the Condition Precedent set forth in Section 3.1(a) (No Judgment or Order) to be satisfied or waived as a result of an Order binding and enforceable upon the Seller. The Break Fee shall be payable within five Business Days from the date of termination and shall be in addition to and not in lieu of any compensation for Damage which the Seller may have incurred or suffered as a result of a breach by the Buyer of its obligations under this Agreement and in addition to any other remedies the Seller may have in case of a breach of this Agreement by the Buyer.

(i)
Unless otherwise agreed by the Parties in writing, the Break Fee shall not be payable if (cumulatively) (i) the Seller or any of its Affiliates holds any Buyer Shares at the date of the EGM, (ii) the Capital Increase is not approved by the EGM with the majority of 66.67% of the votes represented at the meeting required in such a case, and (iii) the Buyer or the Seller terminates this Agreement in accordance with Section 3.3(b).

4.	CLOSING

4.1.	DATE AND PLACE OF CLOSING
The actions set forth in Section 4.2 (Closing Actions of the Seller), Section 4.3 (Closing Actions of the Buyer) and Section 4.4 (Closing Process) shall occur (i) with effect as at close of business in Zurich on the last Business Day of the calendar month during which the last of the Conditions Precedent (other than the Condition Precedent set forth in Section 3.1(c) (Corporate Reorganization)) has been satisfied (or waived in accordance with Section 3.2 (Waiver of Conditions Precedent not Satisfied)), or (ii) if the time period between the date on which the last of the Conditions Precedent (other than the Condition Precedent set forth in Section 3.1(c) (Corporate Reorganization)) has been satisfied (or waived in accordance with Section 3.2 (Waiver of Conditions Precedent not Satisfied) and the last Business Day of the relevant calendar month is less than 5 (five) full Business Days, on the last Business Day of the immediately following calendar month, or (iii) on such other date as the Parties may agree in writing (in each case the "Closing Date"), at the offices of Lenz & Staehelin, Brandschenkestrasse 24, CH-8027 Zurich, Switzerland, or at such other place as the Parties may agree in writing.

4.2.	CLOSING ACTIONS OF THE SELLER
Concurrently with and in exchange for (Zug um Zug) the closing actions of the Buyer in accordance with Section 4.3 (Closing Actions of the Buyer), the Seller shall, on the Closing Date:

(a)
deliver to the Dutch Notary two original copies of each of a power of attorney duly executed by the Seller (the "Seller Power of Attorney") and a power of attorney duly executed by the Company (the "Company Power of Attorney"), authorizing any employee of the NautaDutilh N.V. to execute the Notarial Deed of Transfer in the name and on the account of the Seller and the Company, respectively, legalised and, if required, apostilled, including, to the extent required by the Dutch Notary, authority statements confirming the authority of the respective signatories to sign on behalf of the Seller and the Company, respectively, each to the satisfaction of the Dutch Notary and in conformity with the instructions as provided by the Dutch Notary;

(b)
deliver to the Buyer one original copy of the resolution of the general meeting of shareholders of the Company approving the transfer of the Shares to the Buyer and a management board resolution of the Company approving the transfer of the Shares to the Buyer;

(c)	deliver to the Dutch Notary the original shareholders' register of the Company;

(d)
deliver to the Buyer a resignation letter of each member of the management board of the Company and each member of the board of directors, the management board or similar corporate body of each Target Group Subsidiary so designated by the Buyer to the Seller not later than 10 (ten) Business Days before the anticipated Closing Date, by which each such person, subject to Closing occurring and with effect as of Closing: (i) resigns from such corporate body, and (ii) subject to full discharge by the competent corporate body of the relevant Target Group Company as of Closing and subject to any run-off rights or claims under any directors' and officers' insurance policy, waives any rights and declares to have no claims towards the Company or the relevant Subsidiary in connection with its corporate functions;

(e)
deliver to the Buyer two original copies of the Transitional Services Agreement in the form set forth in Schedule 4.2(e), duly executed by the parties thereto, including the relevant Target Group Companies but excluding the Buyer and its Subsidiaries;

(f)
deliver to the Buyer two original copies of the Trademark License Agreement or, in the circumstances contemplated in Section 5.10, the Trademark License Term Sheet, duly executed by the parties thereto, including the relevant Target Group Companies but excluding the Buyer and its Subsidiaries; and

(g)	make the payments contemplated by paragraph 2(a)(ii) of Schedule 5.6.

4.3.	CLOSING ACTIONS OF THE BUYER
Concurrently with and in exchange for (Zug um Zug) the closing actions of the Seller in accordance with Section 4.2 (Closing Actions of the Seller), the Buyer shall, on the Closing Date:

(a)	pay, on behalf of the Target Group, the Term Loan AR Repayment Amount (if any), by wire transfer of immediately available funds, to the bank account or accounts designated by the Seller therefor;

(b)	pay the Estimated Purchase Price (less the Term Loan AR Repayment Amount, if any) by wire transfer of immediately available funds to the bank account designated by the Seller therefor;

(c)
deliver to the Dutch Notary a power of attorney duly executed by the Buyer (the "Buyer Power of Attorney"), authorizing any employee of NautaDutilh N.V. to execute the Notarial Deed of Transfer in the name and on the account of the Buyer, legalised and, if applicable, apostilled, including, to the extent required by the Dutch Notary, an authority statement confirming the authority of the signatories to sign on behalf of the Buyer, each to the satisfaction of the Dutch Notary and in conformity with the instructions provided by the Dutch Notary;

(d)	deliver to the Seller two original copies of the Transitional Services Agreement in the form set forth in Schedule 4.2(e), duly executed by the Buyer and its Subsidiaries party thereto;

(e)
deliver to the Seller two original copies of the Trademark License Agreement or, in the circumstances contemplated in Section 5.10, the Trademark License Term Sheet, duly executed by the Buyer and its Subsidiaries party thereto; and

(f)	procure that the payments contemplated by paragraph 2(a)(i) of Schedule 5.6 are made.

4.4.	CLOSING PROCESS

(a)
The transfer (overdracht) of the Shares shall be effected by execution of a deed of transfer, to be agreed by the Parties in good faith, by the Seller, the Buyer, the Company and the Dutch Notary (the "Notarial Deed of Transfer") on the basis of the Seller Power of Attorney, the Buyer Power of Attorney and the Company Power of Attorney.

(b)	After:

(i)
Seller's confirmation to the Dutch Notary that the Estimated Purchase Price has been received by the Seller and the respective recipients of the Term Loan AR Repayment Amount (if any) on the respective bank account(s);

(ii)	the fulfilment by the Seller and the Buyer of the actions set out in Section 4.2 (Closing Actions of the Seller) and Section 4.3 (Closing Actions of the Buyer), respectively; and

(iii)	the issuance by the Buyer, the Seller and the Company of a written instruction to the Dutch Notary to execute the Notarial Deed of Transfer, the Seller and the Buyer shall execute the Notarial Deed of Transfer before the Dutch Notary and shall procure that the Dutch Notary shall execute the Notarial Deed of Transfer and that the Company shall acknowledge the transfer of the Shares by executing the Notarial Deed of Transfer, each on the basis of the Seller Power of Attorney, the Buyer Power of Attorney and the Company Power of Attorney.

(c)
The Dutch Notary is a civil law notary with the advisors to the Buyer. The Seller acknowledges that it is aware of the provisions of the Ordinance Containing Rules of Professional Conduct and Ethics (Verordening beroeps-en gedragsregels) of the Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie). The Seller and the Buyer acknowledge and agree that NautaDutilh N.V. may advise and act on behalf of the Buyer with respect to the Notarial Deed of Transfer, this agreement, and any agreements and/or any disputes related thereto.

4.5.	CLOSING ACTIONS CONCURRENT; CLOSING MINUTES

(a)
Should the Closing not be completed as contemplated by Section 4.2 (Closing Actions of the Seller), Section 4.3 (Closing Actions of the Buyer) and Section 4.4 (Closing Process), then the Parties shall take and cause to be taken all actions necessary to reverse the Closing actions already taken so that the Parties are put in a position as if Closing had not commenced.

(b)
Minutes confirming the satisfaction or waiver of the Closing Conditions and evidencing the occurrence of the Closing (the "Closing Minutes") shall be prepared by the Buyer's legal counsel in cooperation with the Seller's legal counsel at least 5 (five) Business Days prior to the Closing Date.

(c)
Immediately after the execution of the Notarial Deed of Transfer, the Dutch Notary shall update the shareholders' register of the Company to reflect the transfer of Shares pursuant to the Notarial Deed of Transfer and the Parties shall execute the Closing Minutes.

5.	ACTIONS BETWEEN SIGNING AND CLOSING

5.1.	GENERAL
Without prejudice to the specific obligations assigned to Seller or Buyer under this Agreement, as from (and including) the Signing Date, the Buyer on the one hand and the Seller on the other hand shall use their respective commercially reasonable best efforts to take, or cause to be taken, such actions, and to do, or cause to be done and inform and cooperate with each other in order to do, such things as necessary (subject to any Applicable Laws) for the fulfillment of the actions contemplated by this Agreement.

5.2.	CONDUCT OF BUSINESS

(a)
Except as permitted or contemplated by this Agreement or Fairly Disclosed in the Disclosure Information, the Seller undertakes that from and including the Signing Date until the Closing Date the business of the Target Group will be conducted in all material respects in the ordinary course and materially consistent with past practice and in accordance with the obligations set out in this Agreement.

(b)
Without limiting the generality of Section 5.2(a), to the extent permitted under Applicable Law and subject to Sections 5.2(c) and 5.2(d), from (and including) the Signing Date until the Closing Date, the Seller shall not, and shall cause each Target Group Company not to, except as permitted or contemplated by this Agreement or as Fairly Disclosed in the Disclosure Information, without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed):

(i)	adopt any material change in the organizational documents of any Target Group Company;

(ii)
allot, issue, redeem or repurchase any equity, equity-linked or other securities of any kind, including any right to acquire or dispose of such securities, in any Target Group Company other than to another Target Group Company;

(iii)	incorporate any new Affiliate or merge or liquidate any Target Group Company;

(iv)	enter into any legal partnership or incorporated joint venture with respect to any Target Group Company outside of the ordinary course of business;

(v)
(1) enter into any collective bargaining agreement other than in the ordinary course of business or other than in a way that would not materially increase the costs of such collective bargaining agreement or (2) materially change the terms of employment or applicable benefit plans, increase the aggregate payroll expenses of the Target Group Companies, or pay or agree to pay any bonus or other incentives or severance compensation or grant any employee benefits in kind or in cash or make any extraordinary payment to employees, including management, except with respect to sub-section (2) as required by Applicable Law or applicable collective bargaining agreements, in the ordinary course of business (which shall include annual payroll increases similar to past practices of the Target Group Companies (as applicable)) and aggregate payroll increases in connection with additional employee hiring similar to past practices of the Target Group Companies;

(vi)
acquire or dispose of any Material Properties (or real properties which would qualify as Material Properties), or enter into or terminate any Lease Contracts (or lease contracts which would qualify as Lease Contracts), except in the ordinary course of business;

(vii)	acquire, dispose or create any material Encumbrance over any tangible or intangible assets, or cancel or waive any receivables except as in the ordinary course of business);

(viii)
pay, discharge or satisfy any Liability, pay or pre-pay invoices or delay the payment of invoices, in each case other than in the ordinary course of business and materially consistent with past practice;

(ix)
except as set forth in Schedule 5.2(b)(ix), (1) grant any guarantee or indemnity of any Target Group Company for the obligations of any Person (other than any Target Group Company or in respect of any employee of a Target Group Company); (2) refinance, terminate, cancel, prepay, assign, waive or materially amend the terms of any Financing Facilities of the Target Group; (3) enter into any new Financing Facilities of the Target Group; (4) create or grant any Encumbrance affecting the material business or material assets of any Target Group Company; (5) enter into or materially amend any Derivative of the Target Group; or (6) enter into or materially amend any capital lease of the Target Group;

(x)	voluntarily prepay or redeem any amounts outstanding under (1) the Existing SPV Term Loans, (2) the notes or indentures relating to the Existing SPV Term Loans, or (3) the Senior Notes;

(xi)
terminate or materially modify, or give notice to terminate or materially modify, any Major Contract, or enter into any new contract that would qualify as a Major Contract, provided that this Section 5.2(b)(xi) shall in no event apply (1) to any contracts related to the procurement of programming rights or (2) in relation to the operation, servicing or maintenance of the Network in the ordinary course of business; or

(xii)	agree upon, or commit to, any of the foregoing, whether in writing or otherwise.

(c)
Nothing in this Section 5.2 (Conduct of Business) shall restrict or prevent the Seller Group from taking any action (i) required to comply with Applicable Laws or requirements of any Governmental Authority, (ii) contemplated in any Target Group Company's budget or business plan as disclosed in the Disclosure Information, (iii) reasonably required in an emergency or disaster situation or other serious incident or circumstance to minimize any adverse effect on the Target Group Companies, (iv) in accordance with the terms of any contract or arrangement entered into by a Target Group Company in the ordinary course of business before or after the Signing Date; or (v) in connection with the Carve-out or the termination of Intra-Group Agreements.

(d)
Buyer's consent under this Section 5.2 (Conduct of Business) shall be deemed to be given if such consent has neither been granted nor denied by Buyer within 10 (ten) Business Days of Seller notifying Buyer in writing (email sufficient) of its intention to undertake such act or matter. Any Competitively Sensitive Information to be communicated to Buyer as a basis for the exercise of a consent right under this Section 5.2 (Conduct of Business) shall exclusively be communicated in accordance with the CTA, and any Regulatory Clean Team Only Information to be communicated to Buyer as a basis for the exercise of a consent right under this Section 5.2 (Conduct of Business) shall exclusively be communicated in accordance with the RCTA.

5.3.	INTEGRATION PLANNING

(a)
From the Signing Date to the Closing Date, to the extent permitted under Applicable Law, the Seller shall provide to the Buyer and its advisers upon reasonable request such information (to the extent available) regarding the Target Group Companies and access to personnel of the Buyer and its Affiliates (including the Target Group) as is reasonably necessary for the Buyer to implement the transactions contemplated by this Agreement and to plan and prepare for the integration of the Target Group to the Buyer following the Closing (other than in relation to Migration (as defined in the Transitional Services Agreement) and other than in each case in relation to the services to be provided to the Target Group under the Transitional Services Agreement), provided that Seller may refrain from any action that would divert material resources from or lead to a disruption of the operations of the Seller Group's or the Target Group's day-to-day business.

(b)
The Parties acknowledge and agree that the progress of satisfaction (or waiver) of the Conditions Precedent is a relevant fact in determining the amount and nature of information that the Seller may be required to provide to the Buyer from time to time under Section 5.3(a).

5.4.	FILINGS AND REQUIRED CLEARANCE

(a)
The Buyer shall, as soon as reasonably practicable after the Signing Date, and subject to the Seller's compliance with its obligation to provide information to or support the Buyer in connection with any such filing, make all necessary filings with and submissions and notifications to WEKO, including the pre-filings and filings to be made to obtain the Required Clearance. The Buyer shall do all things necessary and use commercially reasonable best efforts to procure the satisfaction of the Condition Precedent set forth in Section 3.1(b) (Required Clearance) as promptly as practicable, and in any event no later than the Long Stop Date (or, in the circumstances set out in Section 3.3(a), the Postponed Long Stop Date).

(b)
The Seller shall, and shall cause each relevant Target Group Company to, use commercially reasonable best efforts to assist the Buyer in making or preparing the pre-filings and filings, submissions and notifications required for the purpose of making the filings with, and submissions and notifications to, WEKO, including providing to the Buyer and, if required, to any competent Governmental Authority, upon Buyer's written request, the information and documents available to the Target Group Companies and required for the purpose of making the filings with, and submissions and notifications to, WEKO.

(c)	The Buyer shall:

(i)	consult with the Seller as regards the strategic approach to be taken with regard to the regulatory filings with WEKO, and give reasonable considerations to those comments;

(ii)
prior to making any written filings with and submissions and notifications to WEKO, provide drafts thereof, including any supporting documentation (in each case with the redactions necessary to comply with Applicable Laws), to the Seller and its advisers, give the Seller and its advisers the reasonable opportunity to comment thereon within a reasonable time period not less than 5 (five) Business Days or, given the circumstances, any shorter time period reasonably practicable, and give reasonable considerations to those comments;

(iii)	promptly provide to the Seller and its advisers copies of all filings, submissions and notifications in the form submitted or sent (with the redactions necessary to comply with Applicable Laws);

(iv)
promptly notify the Seller and provide copies (with the redactions necessary to comply with Applicable Laws) of any material communication to and from any Governmental Authority in relation to such filings, submissions or notifications (including any requests by Governmental Authorities for additional information) or any other material developments in connection with the regulatory clearance process;

(v)
give the Seller and its advisers the opportunity (with prompt advance notice) to attend all meetings and telephone calls with any Governmental Authority in relation to such filings, submissions or notifications that are not purely administrative (except where the Governmental Authority expressly requests that Seller should not attend all or part of the meeting or the telephone call);

(vi)
keep the Seller otherwise promptly and fully informed (including openly copying the Seller on all written communications with any Governmental Authority) on any significant development in relation to any such filings, submissions and notifications; and

(vii)
give notice to the Seller as soon as practicable, and in any event within one Business Day, in writing once an Approval has been obtained (including, by providing a copy of such Approval with redactions as necessary to comply with Applicable Laws).

(d)
Each of Seller and Buyer shall be responsible for determining, based on advice by external legal counsel, what information to be provided under this Section 5.4 (Filings and Required Clearance) is Regulatory Clean Team Only Information and, in discharge of its respective obligations under this Section 5.4 (Filings and Required Clearance), shall provide any Regulatory Clean Team Only Information to the other Party only in accordance with the RCTA.

(e)
Seller and any members of the Seller Group shall be permitted to act through internal regulatory and legal counsel who are Regulatory Clean Team Members for the purposes of the regulatory clearance process as if they were external counsels.

(f)	Each of Seller and Buyer shall be responsible for the accuracy of the information provided by such Party for any filings, submissions and notifications.

(g)
During the period from the Signing Date to the Closing Date (or earlier termination of this Agreement in accordance with its terms), each of the Parties shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or consolidating with, or by purchasing a substantial portion of the assets or equity in, or by any other manner, any business or any corporation, partnership or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive (even if conditional) agreement relating to, or the consummation of, such transaction, would reasonably be expected to (i) impose any material delay in the satisfaction of, or materially increase the risk of a non-satisfaction of, the Condition Precedent set forth in Section 3.1(b) (Required Clearance), (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the Closing, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (iv) materially delay or prevent the Closing.

5.5.	CARVE-OUT

(a)	The Seller shall implement the carve-out as specified in, and in accordance with, Schedule 5.5(a) (the "Carve-out") such that the Carve-out is completed no later than immediately prior to Closing.

(b)	The Seller shall:

(i)
promptly provide to the Buyer and its advisers copies of all executed transaction documents executed to implement the Corporate Reorganization and the treasury matters as set forth in Section 3.2 of Schedule 5.5(a), except that such transaction documents may be provided in redacted form to protect legitimate confidentiality interests of the Seller's Retained Group; and

(ii)	keep the Buyer otherwise informed on any significant development in relation to the Carve-out.

5.6.	INTER-COMPANY DEBT
The Seller and the Buyer shall comply with their respective obligations in respect of inter-company debt as set out in Schedule 5.6.

5.7.	CAPITAL RAISE

5.7.1.	Underwriting and Rights Offering

(a)
Prior to the signing of this Agreement, the Buyer and the Joint Bookrunners have executed the Underwriting Agreement, a copy of which has been delivered to the Seller prior to the signing of this Agreement, by which the Joint Bookrunners have, on the terms and subject to the conditions set forth therein, fully underwritten the Rights Issue.

(b)
The Buyer (i) shall discharge all of its obligations under the Underwriting Agreement in a timely way, (ii) shall procure that all conditions precedent under the Underwriting Agreement within its control are satisfied by the time they need to be satisfied thereunder, (iii) shall use best efforts to procure that all conditions precedent under the Underwriting Agreement outside its control are satisfied by the time they need to be satisfied thereunder, (iv) shall not terminate, materially amend, or waive any of its rights under, the Underwriting Agreement without Seller's prior written consent (such consent not to be unreasonably withheld or delayed), and (iv) shall use best efforts to ensure that no right of the Joint Global Coordinator to terminate the Underwriting Agreement will arise.

(c)
The Buyer shall take all actions reasonably necessary or desirable to implement the issue of new Buyer Shares at an issue price per Buyer Share as determined by the Buyer (the "Rights Issue Shares") in an aggregate gross amount (before related Taxes, fees, commissions, costs and expenses) that is not less than CHF 4.1 billion, all as contemplated by the Underwriting Agreement (the "Rights Issue"). Such Rights Issue Shares shall be created by way of an ordinary capital increase against cash and an offering to Buyer's shareholders (failing which to the public or to selected new investors in private placement transactions) of the rights to acquire the newly issued Rights Issue Shares and shall be structured such that it requires an absolute majority of votes at the EGM (as defined below).

(d)
The rights to acquire the Rights Issue Shares are contemplated to be freely transferable, so that any of Buyer's shareholders who does not intend to subscribe for its pro-rata portion of the Rights Issue Shares may sell or otherwise transfer the rights to third parties. The Buyer may arrange for the rights to acquire the Rights Issue Buyer Shares to be traded on SIX.

(e)
The Buyer shall keep the Seller promptly and fully informed as to any matter relevant to the progress of the preparations of and the execution of the Rights Issue (including regular updates on the proxy voting position in relation to the Capital Increase and on the participation of investors in the Rights Issue following its launch) or any matter or event which could affect the progress, timing, or outcome of the Rights Issue.

5.7.2.	Listing Documentation

(a)	The Buyer shall, as soon as reasonably practicable after the date of this Agreement, prepare or cause to be prepared:

(i)	an offering and listing prospectus and a listing application for the issuance and listing on SIX of the Rights Issue Shares; and

(ii)	such other documents as may be required for the issuance or listing of the Rights Issue Buyer Shares, if any,
(collectively the "Listing Documentation") and the Seller shall provide the information, support and assistance as required pursuant to Section 5.7.2(b).

(b)
The Listing Documentation shall be prepared by and under the responsibility of the Buyer with the assistance of executing banks and advisers. The Buyer shall enable the Seller sufficiently in advance to review drafts of all Listing Documentation and comment on those parts of the Listing Documentation which relate to the Seller or any Target Group Company (including any changes thereto) and the Buyer shall be obliged to accept any such comments made by the Seller (acting reasonably). The Seller shall, and shall cause the Company and, if appropriate, each Target Group Company, including their respective advisers and auditors (subject to customary procedures), to timely prepare and promptly deliver such information and documents as reasonably requested by the Buyer and required or customary for the Listing Documentation (including any amendments and updates thereto), such as, but not limited to, with regard to the references and information in the Listing Documentation relating to the historical business and financial performance of the Target Group and any other relevant circumstances, events and developments relating to the Target Group, including:

(i)
as required under Applicable Law or the listing rules of the SIX or to enable the auditors to provide the comfort letters referred to in the following sub-clause (iii), audited and/or unaudited historical (full year, quarterly and/or half-year, as required) financial statements of the Target Group prepared in accordance with US GAAP as applied by the Target Group Companies;

(ii)
information required to prepare the pro-forma financial statements and the adjustments necessary for any policy alignments (such as from US GAAP as applied by the Target Group Companies to IFRS as applied by the Buyer);

(iii)
comfort letters from the Company's auditors in form and substance as customary for the offering of securities referred to in the Listing Documentation (including, if applicable, in reliance on Rule 144A of the US Securities Act of 1933, as amended);

(iv)	other documents and information as is required or customary for capital markets transactions of this kind, including but not limited to non-GAAP measures and key performance indicators; and

(v)
information reasonably required (including where customary and on prior notice, by way of attending due diligence and bring-down calls) to rating agencies, underwriting banks and potential investors (in each case subject to limitations under Applicable Laws and pursuant to reasonable confidentiality undertakings and further respecting limitations of disclosing material non-public information relating to the Target Group), including in connection with such Persons' legal, financial and business due diligence in connection with the Listing Documentation.

The Buyer shall bear 50% of the documented costs of the external audit and accounting and reporting advisers incurred by the Seller or any member of the Seller Group in relation to (i) the preparation of the documents (except to the extent the Target Group prepares such documents in the ordinary course of business) and (ii) the provision of information and assistance by the Seller or any member of the Target Group under this Section 5.7.2(b).

(c)
The Seller hereby agrees to indemnify the Buyer irrespective of fault (verschuldensunabhängig), to the extent that any information delivered by or on behalf of the Target Group specifically for inclusion in the Listing Documentation or filed with any Governmental Authority under applicable securities laws and the rules and regulations of SIX in connection with the offering of the Rights Issue Shares has contained, at the relevant time such documents were published or otherwise made available, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements made therein, in light of the circumstances under which they were made, not materially misleading and such misstatement caused any Damage to the Buyer, and in such case to promptly refund to the Buyer any such Damage.

(d)
The Buyer hereby agrees to indemnify the Seller, irrespective of fault (verschuldensunabhängig), to the extent that any information in the Listing Documentation or in any other written material distributed by the Buyer or filed with any Governmental Authority under applicable securities Laws and the rules and regulations of SIX in connection with the offering of the Rights Issue Shares has contained, at the relevant time such documents were published or otherwise made available, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements made therein, in light of the circumstances under which they were made, not materially misleading and such misstatement caused any Damage to the Seller, and in such case to promptly refund to the Seller any such Damage.

(e)
The Buyer shall, subject to compliance by the Seller with its obligation to provide the information and assistance as set forth in Section 5.7.2(b), submit as soon as practicable after the Signing Date drafts of the Listing Documentation to the SIX with a view to obtaining clearance prior to the date of the EGM.

5.7.3.	EGM and Board Recommendation

(a)	The Buyer shall:

(i)
convene an extraordinary general meeting of its shareholders (the "EGM") to be held no later than 30 calendar days after receipt of the Required Clearance, provided that, if such date should fall during the period from July 15 to August 19, 2019 or from December 3, 2019 to January 6, 2020 the EGM shall be held promptly after such period, unless the Parties agree otherwise in writing; and

(ii)
put the ordinary capital increase and issuance of such number (or up to such number) of Rights Issue Shares as is required to implement the Rights Issue in accordance with Section 5.7.1 (Underwriting and Rights Offering) on the agenda of the EGM (the "Capital Increase").

(b)
The Buyer shall convene and hold the EGM in accordance with all Applicable Laws, SIX regulations and its articles of incorporation. In the event that the approval of the shareholders of the Buyer is anticipated to cease to be valid under applicable Swiss law prior to the consummation of the Rights Issue, the Buyer shall convene and hold an EGM as promptly as practicable, and in any event no later than 2 (two) Business Days following the date on which the prior approval of the shareholders of the Buyer ceases to be valid under applicable Swiss law, for the purpose of obtaining a further approval of any such matter.

(c)
The Buyer shall procure that its board of directors (the "Buyer Board") will include its motion and recommendation in the invitation to the EGM to approve the Capital Increase and will subsequently not withdraw or adversely amend such motion and recommendation; provided that, if the Buyer Board in good faith determines, based on (i) the advice of an independent reputable international investment bank acceptable to the Seller and (ii) an expert opinion procured from an independent Legal Expert, that it is required to do so in order to comply with its fiduciary duties under article 717 para. 1 CO, the Buyer Board shall have the right to recommend to its shareholders not to approve the Capital Increase, be it in the invitation to the EGM or subsequent thereto (such negative board recommendation, the "Negative Board Recommendation"). For purposes of this Section and the determination of independence, article 728 CO shall apply mutatis mutandis.

5.7.4.	Implementation and Registration of Capital Increase
Provided that the EGM has approved the Capital Increase, the Buyer shall procure that the Rights Issue is launched on the first or second Business Day after the EGM and that the Capital Increase is implemented in accordance with the Underwriting Agreement and with Applicable Laws and is registered with the commercial register of the Canton of Zurich as soon as reasonably practicable after the completion of the Rights Issue.

5.8.	TERMINATION OF INTRA-GROUP AGREEMENTS
The Seller shall procure that any and all the intra-group agreements between the Target Group Companies and the Seller and its Affiliates (the "Intra-Group Agreements"), are terminated at or prior to the Closing Date without any termination or similar fee or penalty being payable by any Target Group Company as a result of such termination, other than payment of a fee or penalty arising out of or in connection with the termination of the Franchise Agreement entered into between Liberty Global Services BV and the Swiss Company dated December 22, 2014, at or prior to the Closing.

5.9.	TERMINATION OF PARENTAL GUARANTEES

(a)
In relation to all commitments, guarantees and similar undertakings made or given by any member of the Seller Group (each a "Guaranteeing Entity") in favour of a third party (the "Obligee") as security for obligations of any Target Group Company owed to such Obligee (each a "Parental Guarantee"), the Buyer shall use commercially reasonable best efforts to terminate and replace the Parental Guarantees and to cause the respective Obligees to fully release the Guaranteeing Entities from all liabilities and obligations under the Parental Guarantees as per or, to the extent permitted by Applicable Law, before the Closing and in each case conditional upon the Closing, provided that (i) in the case of replacement of a Parental Guarantee, such Parental Guarantee shall be replaced by an equivalent commitment, guarantee or similar undertaking, as applicable, by a member of the Buyer Group or by a Third Party on behalf of a member of the Buyer Group, and (ii) in connection with any termination or replacement of a Parental Guarantee, no member of the Seller Group shall be required to make any payment to any Person, incur any liability or obligations or agree to any amendments to or forego any benefits under the respective Parental Guarantee or its underlying Contract.

(b)	If and to the extent any Parental Guarantee has not been replaced or terminated before or upon the Closing (each a "Deferred Parental Guarantee"):

(i)
the Buyer shall continue to use commercially reasonable best efforts to terminate and replace the Deferred Parental Guarantees and to cause the respective Obligees to fully release the Guaranteeing Entities from all liabilities and obligations under the Deferred Parental Guarantees as soon as possible and with retroactive effect as from the Closing, provided that (i) in the case of replacement of a Deferred Parental Guarantee, such Deferred Parental Guarantee shall be replaced by an equivalent commitment, guarantee or similar undertaking, as applicable, by a member of the Buyer Group or by a Third Party on behalf of a member of the Buyer Group, and (ii) in connection with any termination or replacement of a Deferred Parental Guarantee, no member of the Seller Group shall be required to make any payment to any Person, incur any liability or obligation or agree to any amendments to or forego any benefits under any Deferred Parental Guarantee;

(ii)
the respective Guaranteeing Entities shall exercise the rights and discharge the obligations arising under the Deferred Parental Guarantees as from the Closing, in accordance with the Buyer's instructions, on a fiduciary basis for the account of Buyer or a member of the Buyer Group designated by Buyer, as if such Deferred Parental Guarantee had been replaced by a member of the Buyer Group as per the Closing; and

(iii)
the Buyer shall indemnify and hold harmless the respective Guaranteeing Entities and the other members of the Seller Group, irrespective of any fault, from and against all claims and liabilities or obligations arising out of, or in connection with, each Deferred Parental Guarantee and/or the relevant Guaranteeing Entities' actions contemplated by Section 5.9(b)(i).

(c)
The Seller shall, and shall procure that each Guaranteeing Entity will, at the Buyer's cost, reasonably cooperate with the Buyer with respect to the termination and replacement of Parental Guarantees and Deferred Parental Guarantees (if applicable).

5.10.	FINALIZATION OF TRADEMARK LICENSE AGREEMENT
Prior to the Closing, the Parties shall in good faith finalize and document the full-form of the trademark license agreement (the "Trademark License Agreement") based on the principles and terms agreed in the trademark license term sheet attached hereto as Schedule 5.10 (the "Trademark License Term Sheet"). If the full-form of the Trademark License Agreement is not finalized on or before Closing then, until such time as such agreement is finalized, the Trademark License Term Sheet shall become legally binding and shall apply among the parties thereto as from the Closing Date until such date as the Trademark License Agreement is executed.

5.11.	FINALIZATION OF MVNO AGREEMENT
After the Signing Date, the Parties shall in good faith negotiate and, and shall procure that their respective Affiliate who is a party to the MVNO Term Sheet executes, a mobile virtual network operator agreement (the "MVNO Agreement") based on the principles and terms agreed in the MVNO Term Sheet and taking effect if and when this Agreement is terminated in accordance with its terms. If this Agreement is terminated in accordance with its terms prior to the execution of the MVNO Agreement, the MVNO Term Sheet shall apply between its parties as from the termination of this Agreement and until such time as the MVNO Agreement is executed.

5.12.	CHANGES TO TRANSITIONAL SERVICES

(a)
In this Section 5.12 (Changes to Transitional Services) capitalized terms shall have the meaning given in the Transitional Service Agreement unless otherwise defined in this Agreement. For the purpose of this clause, references in the Transitional Service Agreement to the Service Recipient shall be construed as references to the Buyer and references to the Service Provider shall be construed as references to the Seller.

(b)
During the period between the Signing Date and Closing, each of the Buyer and the Seller shall comply with the provisions of clause 8 of the Transitional Services Agreement (including in relation to maintaining and obtaining Authorisations (as defined in the Transitional Services Agreement) and the allocation any payment of Authorisation Expenses).

(c)
During the period between the Signing Date and Closing, if either Party discovers an Omitted Service, such Omitted Service shall at the request of the Buyer be added to the Transitional Services Agreement in accordance with the process set out in clause 3 of the Transitional Services Agreement.

(d)
Prior to the Closing, the Seller and the Buyer shall update the Service Descriptions set out in schedule 1 (Services) in the Transitional Service Agreement where required in order to reflect any changes to the Service Descriptions in respect of changes in the ordinary course of business to the services provided by the Seller’s Retained Group to the Target Group in the period between the Signing Date and the Closing that will be Services under the Transitional Service Agreement.

5.13.	PROCUREMENT AND DISTRIBUTION OF CONTENT RIGHTS
The Seller agrees that, in the period between the Signing Date and Closing, the Seller shall procure that the operation of the Target Group with regard to the procurement and distribution of content rights is conducted in the ordinary course of business and in the best interests of the Target Group, in all material respects in compliance with Applicable Law.

5.14.	REIMBURSEMENT OF PARTNER NETWORK CONSIDERATION
The Buyer agrees that, conditional on Closing having occurred, it shall reimburse to the Seller an amount equal to any and all Network Acquisition Costs. Such amount shall be payable at Closing and shall not exceed CHF 20 (twenty) million.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Buyer that each of the statements set forth in this Section 6.1 (Representations and Warranties of the Seller) is, other than as disclosed in the Disclosure Information, true and correct on the Signing Date (unless another date is specified herein, in which case, as of such specified date) and that each of the Fundamental Representations and the representation made in Section 6.1.6(c) is, other than as disclosed in the Disclosure Information, true and correct on the Closing Date.

6.1.1.	Capacity of the Seller and the Guarantor

(a)
Each of the Seller and the Guarantor has the capacity, power and authority under Applicable Laws to enter into this Agreement and to perform all of its obligations under this Agreement. No material Authorizations or consents (other than the Required Clearance) are required from any Governmental Authority for the consummation of the transactions contemplated under this Agreement.

(b)
Each of the Seller and the Guarantor has taken all actions necessary to authorize the execution and delivery of, and performance under, this Agreement and the transactions contemplated by it. This Agreement imposes legal, valid and binding obligations upon each of the Seller and the Guarantor enforceable in accordance with the terms set out herein.

(c)
To the Seller's Best Knowledge, there are no actions, claims or other proceedings or investigations pending or threatened in writing against or involving the Seller and/or the Guarantor that, individually or in the aggregate, would prevent or hinder the Closing or which affect the validity or enforceability of this Agreement.

(d)
The execution and delivery of this Agreement or the consummation of the transaction contemplated hereunder do not conflict with, or result in any violation of any requirement or obligation under Applicable Laws, articles of association of, or any Order or decision applicable to the Seller or the Guarantor.

6.1.2.	Corporate Existence and Due Organization

(a)
Each of the Target Group Companies is duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and has the full corporate power and authority to own and use its assets and to conduct its business as currently conducted. The information set forth in Schedule (D) is true and accurate other than as permitted under this Agreement.

(b)
None of the Target Group Companies has passed a winding-up resolution, and none of the Seller and the members of the Target Group has received an order by a court or Governmental Authority for the winding-up, dissolution, composition or administration of any of the Target Group Companies or for the appointment of a liquidator or other insolvency administrator in respect of any of the Target Group Companies, and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws. None of the Target Group Companies is insolvent, unable to pay its debts as they fall due and none of the Target Group Companies has contacted all or a significant part of its creditors in view of rescheduling, restructuring or release or conversion of debt into equity except as permitted under this Agreement.

6.1.3.	Share Capital and Shares

(a)
The Seller is the sole shareholder and sole legal and beneficial owner of the Shares, which will be, as of the Closing Date, free and clear from any Encumbrance. The Shares represent all issued and outstanding shares of the Company and there are no resolutions regarding the issuance of new shares or rights to shares or other equity-related rights or securities.

(b)
The Company is the direct or indirect legal and beneficial owner of all the shares in all Target Group Subsidiaries, free and clear of any Encumbrance (other than any Encumbrance arising by operation of law), and such shares represent all issued and outstanding shares in the Target Group Subsidiaries. There are no resolutions regarding the issuance of new shares or rights to shares or other equity-related rights or securities.

(c)
All Shares and all shares in the Target Group Subsidiaries are validly issued and are fully paid-up. None of the Shares or of the shares in the Target Group Subsidiaries has been issued or allotted in violation of any pre-emptive or similar rights.

(d)
There are no outstanding pre-emptive rights, options, warrants, calls, rights or commitments, or other than in relation to the Financing Facilities any other agreements or obligations regarding the sale or issuance of shares or rights to acquire or subscribe for any of the Shares, or shares of the Target Group Subsidiaries or other shares or equity-linked securities or rights in the Target Group Companies.

(e)
No shares or other equity interest in the capital of any Target Group Company have been issued and no transfer of shares or other equity interest in the capital of any member of any Target Group Company has been implemented or registered otherwise than in accordance with the constitutional documents of the relevant Target Group Company from time to time in force.

(f)
The Swiss Company is the legal and beneficial owner of such number of shares in such Swiss companies as is specified in Schedule 6.1.3(f) (the "Minority Participations"), free and clear from any Encumbrance. Other than as disclosed in the Disclosure Information, no Third Party has a right to acquire from the Swiss Company or to sell to the Swiss Company any shares in any Minority Participations as a result of the signing of this Agreement or the Closing.

(g)
Other than the Target Group Subsidiaries and the Minority Participations, the Company does not own, directly or indirectly any capital shares or other equity interests in any Person, or has any direct or indirect equity or ownership interest in any business and there are no outstanding rights, Contracts or other commitments that could require any Target Group Company to acquire or enter into any of the foregoing.

6.1.4.	Financial Statements; Business since January 1, 2019

(a)
The unaudited monthly combined management accounts of the Target Group as of and for each month of the financial year ended December 31, 2018, comprising combined balance sheet and combined profit and loss statement, copies of which are contained in the VDR (collectively, the "Management Accounts"), have been prepared in accordance with US GAAP (as applied by the Target Group) and are not misleading in any material respect.

(b)
The audited stand-alone financial statements of the Swiss Company, consisting in the balance sheet, the profit and loss statements and the notes, for the business years ended December 31, 2016 and 2017, copies of which are contained in the VDR (collectively, the "Statutory Financial Statements" and, together with the Management Accounts, the "Financial Statements"), have been prepared in accordance with the requirements of the CO.

(c)
The stand-alone statutory accounts of each Target Group Company (other than the Swiss Company) for the business years ended December 31, 2016 and 2017, copies of which are contained in the VDR, have been prepared in compliance with Applicable Laws.

(d)	Except as expressly contemplated by this Agreement, since January 1, 2019:

(i)	the business of the Target Group has been conducted in in the ordinary course and consistent with past practice; and

(ii)	no resolution in a general meeting or written resolution of shareholders or partners of any Target Group Company regarding the issue of any share capital has been passed; and

(iii)	no change in the accounting reference period of any Target Group Company has been made.

6.1.5.	Borrowings

(a)
Copies of all material agreements relating to any Material Financing Facilities of the Target Group, including in respect of security granted over any assets of any Target Group Company (other than (i) as disclosed in the summary of security documents titled "Index of Security Documents under the UPC Facilities" in the Disclosure Information, (ii) in respect of any security created by operation of law or (iii) in respect of any security that will be released on or prior to the Closing Date), are contained in the Disclosure Information. Such agreements are currently in force and have not been waived in any material respect by any Target Group Company.

(b)
No Encumbrance (other than any Encumbrance arising by operation of law) over the material business or material assets of any Target Group Company is outstanding. Other than as set out in the Disclosure Information, (i) no Target Group Company owes any amount exceeding CHF 5 million under any Financing Facilities to any person (other than the Seller and its Affiliates) and (ii) there is no material lien, charge, encumbrance, easement, or security interest, including but not limited to interests arising from pledges, mortgages, indentures, security Contracts, irrespective of whether such lien arises under any Contract, covenant, other instrument or by means of a judgment, order or decree of any court, judicial or administrative authority, in connection with any Financing Facilities of the Target Group.

(c)
No event that is a default or an event of default under any Material Financing Facilities of the Target Group exists, and, to Seller’s Best Knowledge, no fact or circumstance exists that will, in the reasonable opinion of the Seller, give rise to such an event, has occurred or been alleged in writing.

(d)
No Target Group Company has received any written notice in the 12 (twelve) months prior to the Signing Date to repay any Material Financing Facilities of the Target Group that is repayable on demand in accordance with its terms.

6.1.6.	Derivatives

(a)
Copies of all material agreements relating to all Derivatives entered into by the Target Group, including in respect of security granted over any assets of any Target Group Company (other than (i) as disclosed in the summary of security documents titled "Index of Security Documents under the UPC Facilities" in the Disclosure Information, (ii) in respect of any security created by operation of law or (iii) in respect of any security that will be released on or prior to the Closing Date), are contained in the Disclosure Information: (1) with regard to all In Scope Derivatives outstanding as of the Signing Date, and (2) with regard to all Out of Scope Derivatives outstanding as of December 31, 2018.

(b)	Such agreements are currently in force and have not been waived in any material respect by any Target Group Company.

(c)	All payments due from the relevant Target Group Company under all In Scope Derivatives have been made.

(d)
No event that is a default or an event of default under any Derivative of the Target Group exists, and, to Seller's Best Knowledge, no fact or circumstance exists that will, in the reasonable opinion of the Seller, give rise to such an event, has occurred or been alleged in writing.

6.1.7.	Books and Records
Each of the Target Group Companies has maintained its books and corporate and other records in all material respects in accordance with Applicable Laws. At the Closing, all of the books and records will be in the possession of the Target Group Companies.

6.1.8.	Title and Sufficiency of Assets
Each movable asset (including for the avoidance of doubt movable IT assets, but excluding the Network) used by a Target Group Company which is material to its business (taken as a whole) and required to operate its business as carried on in the past 12 months is:

(a)	if legally and beneficially owned by a Target Group Company, free from any Encumbrance that precludes or materially limits its use by the Target Group Companies in their businesses; or

(b)
if an asset is used but not owned by a Target Group Company, available for use under the terms of and in accordance with a lease, license or hire Contract, hire purchase Contract, credit sale or conditional sale Contract or any similar Contract or arrangement;

and each of those assets is in the possession or under the control of a Target Group Company and in all material respects in operational condition, ordinary wear and tear accepted, have been maintained and repaired in the ordinary course of business, are safe to operate in accordance with their current practice in their current condition and is not subject to any Encumbrance that secures any Liability of any Person other than any Target Group Company.

6.1.9.	The Network

(a)	The Network:

(i)	is designed to provide to the respective customers of the Target Group the services and products provided to those customers at a level of performance consistent with past practice;

(ii)	substantially performs in all material respects the functions which it is intended to perform in the manner in which it is presently being conducted;

(iii)	is in reasonable operating condition in all material respects (subject to normal wear and tear);

(iv)
has, to Seller's Best Knowledge, not experienced any material service degradations, breakdowns or outages during the 12-month period prior to the Signing Date (other than pursuant to a planned maintenance);

(v)	has been designed, planned, constructed, and maintained in all material respects in accordance with Applicable Laws; and

(vi)	has been operated in all material respects in accordance with the terms of all Network Lease Agreements.

(b)	The Target Group has put in place and maintains reasonable measures to protect the material backbone nodes and the material data centers of the Network from and against fire.

(c)
The Target Group owns or has the right to use the Network in all material respects for the purposes for which it is currently used, and (ii) to Seller's Best Knowledge, no disputes or challenges to the title and rights of the Target Group in relation to its ownership or operation of any material part of the Network exist which compromise the Target Group's ownership of or right to use the Network.

(d)
Save as would not have a material adverse effect on the Target Group, and to the Seller's Best Knowledge, the Target Group has secured all rights in connection with real property for the purposes of its lines which are necessary to operate their businesses as conducted and which are (i) situated on public grounds and/or (ii) secured by way of easement.

(e)
Save as would not have a material adverse effect on the Target Group, and to the Seller's Best Knowledge, all contracts with Schweizerische Bundesbahnen SBB (being rights to route cables and conduits/ducts through Schweizerische Bundesbahnen SBB property) by which the Target Group has secured rights in connection with real property for the purposes of its lines which are necessary to operate the Target Group's business as conducted are valid and enforceable.

(f)
Save as would not have a material adverse effect on the Target Group, and to the Seller's Best Knowledge, (i) none of the existing rights of the Target Group to use any part of the Network (being those rights which are either contractual (such as rental and other usage rights (Miet- und andere Nutzungsrechte)) or a right in rem (such as leaseholds (Baurecht) and other easements (Dienstbarkeiten)), will terminate, revert or be relinquished as a result of the signing or consummation of this Agreement; and (ii) the signing or consummation of this Agreement will not give rise to any right of the respective counterparty of a material Network Lease Agreement which has a value to the Target Group's business exceeding CHF 3 million to terminate such agreement.

6.1.10.	All Operations Running
As of the Signing Date (i) the Target Group's business is in all material respects operational, and (ii) each Target Group Company is able to provide the services materially as provided to its customers during the past 12 (twelve) months.

6.1.11.	Authorizations
Save as would not have a material adverse effect on the Target Group,

(a)
the Target Group Companies hold all Authorizations required for the conduct of their business as presently conducted and all Authorizations held by them are valid and effective in accordance with their respective terms;

(b)	each Target Group Company carries out its business in accordance with the terms of the Authorizations;

(c)
no written notice has been received by any Target Group Company during the 24 months prior to the date of this Agreement in respect of any investigation, inquiry or proceeding initiated by any Governmental Authority which is reasonably likely to lead to the termination, revocation, suspension, non-renewal or material and adverse modification of any Authorization; and

(d)
to Seller's Best Knowledge, no circumstances exist, disregarding the transactions contemplated by this Agreement, which are reasonably likely to result in any Authorization being revoked or withdrawn or not renewed by the competent Governmental Authority.

6.1.12.	Taxes

(a)
All Tax Returns required to be filed prior to or on Closing with respect to Taxes payable or reimbursable by the Target Group Companies have been timely filed (except those under valid extension). All such Tax Returns have been prepared in accordance with Applicable Laws, and are true, correct and complete in all material respects.

(b)
All Taxes owed (or accrued) by any Target Group Company for business activities or results until December 31, 2018, have been timely paid or, to the extent paid or payable after December 31, 2018, reserved in the Closing Balance Sheet in accordance with the applicable accounting principles.

(c)
None of the Tax Returns of any Target Group Company has been materially disputed by any Tax Authority and there are no outstanding disputes relating to Tax matters concerning any of the Target Group Companies; the Target Group Companies have not had within 5 (five) years prior to the Signing Date any audit or investigation by any Governmental Authority which resulted or is reasonably likely to result in a material amount of additional Taxes payable; and to the Seller's Best Knowledge, there exists no ground for a material reassessment of any assessed Taxes.

(d)
Since December 31, 2018 and other than in connection with the Carve-out or with Schedule 5.6, no Target Group Company has declared, made or paid any distribution of profits or retained earnings, no accounting period of any Target Group Company has ended and no Target Group Company has paid or become liable to pay or, to the Seller's Best Knowledge, acted (directly or through an agent or other representative) in such manner as to incur a Liability to pay, any material amount of (i) penalty, (ii) fine or (iii) surcharge, in connection with any Tax or otherwise paid any material amount of Tax after its due date for payment or become liable to pay any material amount of Tax the due date for payment of which has passed.

(e)	No material Tax fine will arise on any Target Group Company by virtue of the entering into and/or completion of this Agreement.

(f)
Each Target Group Company has sufficient records relating to past events, including any elections made, to calculate the taxable profit or loss which would arise on any disposal or on the realization of any material asset owned as of December 31, 2018 by the respective Target Group Company.

(g)
The Target Group Companies have established systems and procedures to meet the Value Added Tax or other indirect Tax (including sales Tax) requirements of the Swiss Federal Tax Administration and any other competent Governmental Authority.

(h)	The Target Group Companies have complied with all tax rulings from Governmental Authorities in all material respects.
For the purpose of this Section 6.1.12 (Taxes), "material" shall mean that a misrepresentation under the relevant provision of this Section 6.1.12 (Taxes) would give rise to a Tax liability exceeding CHF 10 million.

6.1.13.	Compliance with Applicable Law

(a)
In the five years prior to the Signing Date, each of the Target Group Companies has conducted and is conducting the business of such Target Group Company in compliance with Applicable Laws, and has not received written notice from any Governmental Authority that it is, in relation to its business, in violation of, or in default with respect to any Applicable Law where such violation or default has had or is likely to have a material adverse effect on the Target Group. To the Seller's Best Knowledge, there are no matters, facts or circumstances which are likely to result in a breach of Applicable Laws that would have a material adverse effect on the Target Group.

(b)
None of the Target Group Companies is subject to any fines by any Governmental Authority and to Seller's Best Knowledge no Governmental Authority is conducting an enquiry, injunction, enforcement or disciplinary proceeding regarding any Target Group Company which is (i) likely to cause a material loss or liability to any Target Group Company or (ii) likely to result in a Target Group Company being materially restricted from conducting the business as currently conducted. No sanction or fines have been imposed by any Governmental Authority upon, or relating to the conduct, affairs or activities of any Target Group Company in the 24 months prior to the Signing Date.

(c)
The Target Group maintains internal accounting controls and written anti-corruption policies and procedures designed to ensure compliance by the Target Group Companies and their respective directors, officers and employees with all applicable anti-bribery laws. The Seller has not received written notice of any breach or failure to comply with those policies, procedures or controls by the Target Group.

6.1.14.	Litigation
There are no civil, criminal, or administrative or contentious regulatory actions, suits, investigations or proceedings exceeding an amount in dispute of CHF 3 million pending or to the Seller's Best Knowledge, threatened in writing against any Target Group Company before any Governmental Authority, and, to Seller's Best Knowledge, there are no facts or circumstances, which are reasonably likely to give rise to any such civil, criminal, or administrative actions, suits or proceedings. No unsatisfied judgment is outstanding against any of the Target Group Companies.

6.1.15.	Competition Law Matters

(a)
To the Seller's Best Knowledge, no Target Group Company has in the 24 months prior to the date of this Agreement given a material undertaking to, or is subject to any order of or investigation by, any competition Governmental Authority under any applicable anti-trust legislation, including WEKO.

(b)
No Target Group Company has received any written ruling from, nor written notification that it is under investigation, by any Governmental Authority or suggesting that it has dominant market position or significant market power.

(c)
Details of all grants, allowances, aid or subsidies from any Governmental Authority to any Target Group Company during the 24 months prior to the date of this Agreement are disclosed in the Disclosure Information.

6.1.16.	Material Contracts

(a)	The Seller has made available to the Buyer or its advisers complete, up-to-date and accurate copies (with the redactions necessary to comply with Applicable Laws) of all Material Contracts.

(b)	None of the Target Group Companies has given (except as expressly permitted under this Agreement), or as of Signing Date received, written notice of termination of any Material Contract.

(c)
To Seller's Best Knowledge, (i) each Material Contract is valid and enforceable against the relevant counterparty, and (ii) none of the Target Group Companies and none of their respective counterparties under any Material Contracts, are in material breach or have materially defaulted under any Material Contract.

6.1.17.	Employees

(a)
The Disclosure Information contains a true and accurate list (on an aggregated basis) of all officers and employees of the Target Group being, as of Signing Date, entitled to stock based compensation ("Senior Employees"). Such list also includes aggregated information on the annual salary and bonus of the Senior Employees.

(b)
As of the date of this Agreement, none of the Senior Employees has given written notice to terminate his or her employment agreement, nor has notice to terminate been given by any of the members of the Target Group to any such Senior Employee.

(c)
None of the Target Group Companies has an obligation to make any severance payment or pay any compensation for loss of office or employment or a redundancy payment or similar termination compensation to any present or former Senior Employee which has not been made or paid as at the Signing Date.

(d)	Other than in respect of any transaction-related retention arrangements, the entering into or completion of this Agreement will not:

(i)
entitle any present or former director, consultant, employee of any of the Target Group Companies to a compensation, incentive, bonus arrangement, option plan, life, health or accident insurance plan or other benefit from or payable (or to be reimbursed) by any Target Group Company; or

(ii)	accelerate the time of payment or vesting of, or increase the amount of, any compensation or benefit as referred to in sub-clause (i) above due to such Persons.

6.1.18.	Social Security
All returns and reports related to social security contributions required to be filed with respect to the Target Group Companies have been timely and correctly filed. The Target Group Companies have paid or provided in the Financial Statements in full any and all social security contributions as and when due. To Seller's Best Knowledge, no Governmental Authority is asserting any deficiency or claim for additional social security contribution (or default interest thereon or penalties in connection therewith).

6.1.19.	Pension and Benefit Plans

(a)
Copies of the Pension Plans are included in the Disclosure Information. The Pension Plans are established, organised and managed substantially in compliance with Applicable Laws and the regulations of such Pension Plans. As at December 31, 2017 the Pension Plans referred to in limbs (i) and (iii) in the definition of Pension Plans had at least a 100% coverage under article 44 BVV2 actuarial calculation.

(b)
All contributions (including employer contributions and salary reductions) required to be made to or with respect to any Pension Plan have been fully paid when due or are fully provided in the Financial Statements. There are no claims in writing of any Pension Plan or any administrator of a Pension Plan against any of the Target Group Companies and, to the Seller’s Best Knowledge, no such claims are expected other than for current ordinary contributions.

(c)	Each director, officer and employee of the Target Group is insured according to Applicable Laws and the respective regulations of the applicable Pension Plans.

(d)
Other than the Pension Plans and any state pension arrangements, there is no material obligation, agreement or arrangement which any Target Group Company contributes to or has contributed to under which benefits are payable on retirement or disability, of any employees of any Target Group Company.

6.1.20.	Real Property

(a)
The Disclosure Information contains a complete and correct list of all real estate (other than in relation to the Network) owned, leased or held under building rights contracts by any Target Group Company which (i) have an annual principal rent liability in excess of CHF 250,000, (ii) have an area in excess of 500m2, or (iii) are considered by the Seller to be strategically important property ("Material Properties"). The Target Group Companies have good and marketable title to, or valid leasehold interest in all Material Properties, free and clear of any Encumbrances.

(b)
The Disclosure Information contains copies of the lease contracts which relate to Material Properties entered into by any Target Group Company as at Signing Date providing for an annual rent in excess of CHF 250,000 (the "Lease Contracts").

(c)
The Material Properties leased under the Lease Contracts are in all material respects in operational condition, ordinary wear and tear expected, excluding any temporary impacts to operations due to ongoing works projects or damage and loss caused by a standard property risk.

(d)
Except at the end of the term of a Lease Contract, no facts or circumstances exist, which materially and adversely affect, or which may materially and adversely affect, the use or enjoyment, or as a result of which a Person may require a Target Group Company to vacate, any Material Property leased, occupied and/or used by any Target Group Company under any Lease Contract.

(e)
No Target Group Company has received written notice from its landlords of any outstanding material breach of any material covenants, restrictions or conditions under any Lease Contract, and there are no material disputes pending or to the Seller's Best Knowledge threatened under any Lease Contract which, alone or together, could result in a Liability in excess of the De-Minimis Amount.

6.1.21.	Environmental, Health and Safety

(a)
In the 24 months prior to the date of this Agreement, all material environmental, health and safety permits have been obtained for the Material Properties and Lease Contracts and have been complied with.

(b)
To the Sellers' Best Knowledge, there are no and have not been conditions at any Material Properties in the 24 months prior to the date of this Agreement that are reasonably likely to give rise to material adverse liability by a Target Group Company under Applicable Laws relating to environment, health or safety in excess of the De-Minimis Amount.

6.1.22.	Intellectual Property; Information Technology

(a)
The Target Group Companies own or have the right to use, subject to and in accordance with the terms of the relevant Contract and Applicable Laws, all registered Intellectual Property and all material unregistered Intellectual Property and material Information Technology required by them for the conduct of their business as presently conducted, excluding, in each case, any such Intellectual Property and/or Information Technology (as applicable) which are the subject of the Transitional Services Agreement in respect of which the Target Group Companies will have the right to use such Intellectual Property and Information Technology for a transitional period, and subject to the terms and conditions, as specified in the Transitional Services Agreement and the Trademark License Agreement. Details of all material registered Intellectual Property owned by any Target Group Company are set out in the Disclosure Information.

(b)
All renewal fees due and payable at the date of this Agreement in respect of the registered Intellectual Property owned by any Target Group Company and material for the business of the Target Group as presently conducted have been paid when due. The Target Group Companies have paid as and when due and payable the fees for all software licenses and other licensed Intellectual Property and Information Technology that are licensed by the Target Group and are material for the business of the Target Group as presently conducted.

(c)
Accurate details of all licenses and agreements relating to Intellectual Property and Information Technology licensed by the Target Group and material for the business of the Target Group as presently conducted have been disclosed in the Disclosure Information. To the Seller's Best Knowledge, no Target Group Company is, and no other party is, in material breach (or has, in the 24 months prior to the date of this Agreement materially breached) of any such licenses or agreements.

(d)
To the Seller's Best Knowledge, as at the date of this Agreement, (i) no third party is infringing or making unauthorized use of, or has in the past 12 months infringed or made unauthorized use of, any Intellectual Property owned by any Target Group Company except as would be immaterial for the business of the Target Group as presently conducted and (ii) the Intellectual Property owned by the Target Group that is material for the business of the Target Group as presently conducted does not infringe or make unauthorized use of, or has in the past 12 months infringed or made unauthorized use of, any Intellectual Property.

(e)
Other than as would not have a material adverse effect on the Target Group as a whole, there has been no disruption to the activities of the Target Group which are material to the business of the Target Group in the 12 (twelve) months prior to the date of this Agreement and which has been caused by any failure, breakdown, security breach, malfunction or data loss of, or unauthorized access to, any Information Technology owned by, or used by, or for the benefit of, the Target Group.

(f)
There is no current or pending dispute or proceeding regarding any Information Technology used by any Target Group Company and, to the Seller's Best Knowledge, there is no fact, circumstance or matter, which is likely to give rise to any such dispute, except in each case where such dispute would not be material for the business of the Target Group as presently conducted.

(g)	Each Target Group Company has reasonable disaster recovery, information security and cyber security policies and procedures in place and which have been tested.

6.1.23.	Data Protection

(a)	In the 24 months before the date of this Agreement:

(i)
no Target Group Company has received a written notice or request for information from any Governmental Authority alleging a breach by it of Applicable Law in relation to data protection or electronic marketing;

(ii)
to the Seller's Best Knowledge, no individual has been awarded compensation by a Governmental Authority from any Target Group Company under applicable data protection or electronic marketing law, rule or regulation as a result of a material breach of the Target Group of such law, rule or regulation and where such breach has had a material adverse effect on the Target Group;

(iii)
no order has been made against any Target Group Company for the rectification, blocking, erasure or destruction of any data under applicable data protection or electronic marketing law, rule or regulation which has not been fully complied with; and

(iv)	no warrant has been issued under applicable data protection law authorizing any data protection authority to enter any premises of any Target Group Company.

(b)
All material customer data and information of the Target Group's business is owned or controlled by the Target Group and recorded, stored, maintained, operated or otherwise held by a Target Group Company or a member of the Seller's Retained Group or by a third party on its behalf.

6.1.24.	Insurance
The material insurance policies of the Target Group Companies are reasonable for the risks associated with their activities and their assets. Such insurance policies are in full force and effect and none of the Target Group Companies is in material breach of their terms nor has it done anything, which is reasonably likely to give the respective insurer the right to cancel such policy. There is no unsatisfied claim outstanding under any such insurance policies in excess of CHF 250,000.

6.1.25.	Related Party Transactions
Between themselves, since January 1, 2015, the Target Group Companies have dealt on arm's length basis for Tax purposes in line with the relevant Tax authority's practice at the time of the relevant transaction.

6.1.26.	No Brokerage or Finders Fee
No Person is entitled to receive any finder's fee, brokerage or commission from any of the Target Group Companies in connection with this Agreement.

6.1.27.	No Powers of Attorney
Except as disclosed in the Disclosure Information, as of the Closing Date, no Persons have any power, whether individually or jointly, to legally bind any Target Group Company, except for registered signatories and other employees of the Target Group appointed by a Target Group Company and external lawyers mandated by Target Group in connection with pending legal proceedings.

6.1.28.	Holding of Buyer Shares
Neither the Seller nor any of its Affiliates holds any Buyer Shares.

6.2.	REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller that the following statements are true and correct on Signing Date and on the Closing Date (unless another date is specified herein, in which case, as of such specified date):

(a)
The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Switzerland and has the full corporate power and authority to carry on its respective business as now being conducted.

(b)
The Buyer has full power and authority to enter into this Agreement and the Underwriting Agreement, to perform its obligations under this Agreement and the Underwriting Agreement and to consummate the transactions contemplated by this Agreement and the Underwriting Agreement. The execution, delivery and performance by the Buyer of this Agreement, the Underwriting Agreement and the consummation of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of the Buyer and no other corporate actions by the Buyer, the board of directors or the holders of shares (other than the approval of the Capital Increase) are necessary for the execution, delivery and performance by the Buyer of this Agreement or the Underwriting Agreement. This Agreement and the Underwriting Agreement have been duly executed and delivered by the Buyer and constitute legal, valid and binding obligations of the Buyer, enforceable against Buyer in accordance with their terms.

(c)
The execution, delivery and performance of this Agreement and the Underwriting Agreement by the Buyer and, subject to the Required Clearance, the consummation of the transactions contemplated hereby and thereby will not (i) result in a violation of any provision of the organizational documents of the Buyer, (ii) result in a violation of any Contract applicable to the Buyer, or (iii) result in a violation of any law or Order applicable to the Buyer.

(d)
To the Buyer's best knowledge (and, for the avoidance of doubt, other than the proceedings in relation to the Required Clearance) there are no actions, claims, suits or proceedings pending or threatened against the Buyer by or before any Governmental Authority or by a third party, which would or are likely to operate to hinder the Closing or which affect the validity or enforceability of this Agreement.

(e)
Subject to the Rights Issue, the Buyer's financial position is sufficient for it to assume and to satisfy its obligations under this Agreement when due and Buyer has, taking into account the Underwriting Agreement, the liquid funds for payment of the consideration under this Agreement.

(f)
The Underwriting Agreement contains the actual and complete terms as of the Signing Date agreed between the Buyer and the Joint Bookrunners in relation to the matters governed by the Underwriting Agreement.

6.3.	REPRESENTATIONS AND WARRANTIES EXCLUSIVE

(a)
The representations and warranties of the Seller as set forth in Section 6.1 (Representations and Warranties of the Seller) are the sole and exclusive representations and warranties made by the Seller in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Seller or relied upon by the Buyer, whether express or implied, whether based on agreement, law or any other ground, other than those explicitly made in Section 6.1 (Representations and Warranties of the Seller). Without limiting the generality of the foregoing, the Buyer acknowledges and confirms that the Seller does not make any representations or warranties as to the future development of the Target Group or the Target Group's business or any statements about budgets, business plans or other forward-looking statements or other projections of a financial, technical or business nature relating to the Company or the Target Group's business.

(b)
The representations and warranties of the Buyer set forth in Section 6.2 (Representations and Warranties of the Buyer) are the sole and exclusive representations and warranties made by the Buyer and relied upon by the Seller in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Buyer or relied upon by the Seller, whether express or implied, other than those explicitly made in Section 6.2 (Representations and Warranties of the Buyer).

7.	REMEDIES

7.1.	RIGHT TO CURE AND REMEDIES

(a)
With respect to any misrepresentation or other breach of this Agreement notified by Buyer to Seller pursuant to Section 7.3, the Seller shall have the right, within 40 (forty) Business Days after the receipt of the Notice of Breach, to put Buyer in the same position in which it would have been if no such misrepresentation or breach of this Agreement had occurred.

(b)
If and to the extent a cure is not effected within the period set forth in Section 7.1(a) and as from the Closing Date, in the event of a breach by the Seller of any of the representations and warranties set forth in Section 6.1 (Representations and Warranties of the Seller) which has been notified by the Buyer in accordance with Section 7.2 (Term of Representations and Warranties) and Section 7.3 (Notice of Breach), the Seller shall, subject to the exclusions and limitations set forth in Section 7.4 (Limitation of Seller's Liability), be liable to the Buyer for an amount corresponding to all Damages suffered, incurred or sustained by the Buyer and its Affiliates (including the Target Group Companies).

7.2.	TERM OF REPRESENTATIONS AND WARRANTIES

(a)	The representations and warranties of the Seller set forth in Section 6.1 (Representations and Warranties of the Seller) shall expire:

(i)
with respect to the representations and warranties made by the Seller in Section 6.1.1 (Capacity of the Seller and the Guarantor), Section 6.1.2 (Corporate Existence) and Section 6.1.3 (Share Capital and Shares) (the "Fundamental Representations"), after the expiration of a period of 10 years from the Closing Date;

(ii)
with respect to the representations and warranties made in Section 6.1.18 Social Security) after 30 (thirty) Business Days from the date on which the statutory statute of limitations for the claims arising in relation these matters has expired, but in any event not before 5 years after the Closing Date;

(iii)
with respect to the representations and warranties made in Section 6.1.12 (Taxes) as from the later of 60 (sixty) Business Days after the assessment for the relevant Taxes has been determined and become legally binding (rechtskräftig festgesetzt) or 60 (sixty) Business Days after upon expiration of the applicable statute of limitations, but in any event 5 years after the Closing Date; and

(iv)
with respect to all the other representations and warranties made in Section 6.1 (Representations and Warranties of the Seller), after the expiration of a period of 18 (eighteen) months from the Closing Date.

(b)
The time periods set forth in Section 7.2(a) shall be deemed complied with if the Seller receives a Notice of Breach in accordance with Section 7.3 (Notice of Breach) within such time periods. If the Seller does not receive a Notice of Breach in accordance with Section 7.3 (Notice of Breach) within the time periods set forth in Section 7.2(a), any claim of the Buyer for breach of the respective representations and warranties shall be time-barred (verjährt).

7.3.	NOTICE OF BREACH

(a)
Should the Buyer become aware after the Closing Date of any misrepresentation or breach of warranty set forth in Section 6.1 (Representations and Warranties of the Seller) or other breach of this Agreement, or should a Third Party Claim be raised against the Buyer or any Target Group Company, the Buyer shall deliver to the Seller a notice in writing describing the underlying facts in reasonable detail and stating the amount of its claim, accompanied by such documents and information as support the respective claim (the "Notice of Breach") to the extent then known, at the earlier of:

(i)	20 (twenty) Business Days after the Buyer having obtained knowledge of a misrepresentation or breach and the potential Damage resulting from such misrepresentation or breach;

(ii)	10 (ten) Business Days after receipt by the Buyer or any Target Group Company of a Third Party Claim; or

(iii)
in case of a submission to, or a decision or Order by, any court, arbitral tribunal or governmental or administrative body which may give rise to a claim for misrepresentation or breach, promptly upon the Buyer or any Target Group Company having received such submission, decision or Order and in any event within such period as will afford the Seller a reasonable opportunity to respond to such submission or lodge a timely appeal or challenge against such decision or order.

(b)
A failure by the Buyer to give duly and timely notice as set forth in Section 7.3(a) shall not exclude the liability of the Seller except if (and then only to the extent that) the Seller's liability under this Agreement has increased as a result of such failure.

(c)
Notwithstanding the foregoing, any claims by the Buyer against the Seller for misrepresentation or breach of warranty set forth in Section 6.1 (Representations and Warranties of the Seller) or other breach of this Agreement shall be precluded and forfeited (verwirkt) if the Buyer fails to commence formal arbitration proceedings against the Seller with respect to such claims in accordance with Section 11(b) within 12 (twelve) months after the Buyer's respective Notice of Breach.

(d)
To the extent the Buyer becomes aware of any misrepresentation or breach of warranty set forth in Section 6.1 (Representations and Warranties of the Seller) or other breach of this Agreement between the Signing Date and the Closing Date, the Buyer shall give notice thereof to the Seller in writing and the Seller shall have the right to cure such misrepresentation or breach of warranty in accordance with Section 7.1(a) prior to the Closing Date.

7.4.	LIMITATION OF SELLER'S LIABILITY

7.4.1.	Disclosure Information

(a)
Any fact, matter or circumstance that has been Fairly Disclosed (i) in this Agreement or (ii) in the documentation and information made available to Buyer or its advisers via the VDR as contained on the data carrier attached hereto as Schedule 7.4.1(a) or in the restricted data room at the offices of Homburger AG on February 13, 2019 or (iii) in the email (subject line: Additional disclosures under the SPA [HMB-M.FID484324]) sent to [  ] (Lenz & Staehelin) by [  ] (Homburger AG) on February 27, 2019, 2.22 pm CET and the attachments thereto (all such documentation and information under (i), (ii) and (iii) collectively, the "Disclosure Information") shall not give rise to a misrepresentation or breach of Seller's warranties set forth in Section 6.1 (Representations and Warranties of the Seller) or breach of other obligations under this Agreement and, accordingly, Seller shall be under no liability hereunder, to the extent that any matters, facts or circumstances being the basis of a claim against Seller have been Fairly Disclosed in the Disclosure Information.

(b)
The Seller shall not be liable in relation to any matter where the fact, matter or circumstance underlying and the existence of such breach are within the actual knowledge of [  ] on or before the date hereof.

(c)
Other than pursuant to Section 7.4.1(a) and (b), Seller's liability under Section 7.1 (Remedies) and for other breaches of this Agreement shall not in any way be excluded, qualified or limited by any actual, deemed, constructive or imputed knowledge of the Buyer or any of its Affiliates or its or their employees or advisers at any time. Article 200 CO shall not apply to this Agreement and be, and hereby is, fully excluded and superseded by Section 7.4.1(a) and (b). This Section does not limit the Buyer's obligation to mitigate damage in accordance with Section 7.4.3(a)(i).

7.4.2.	De-Minimis, Threshold and Cap

(a)	Subject to Section 7.4.4 (Exceptions from Limitations), the Seller shall be liable for any claim of the Buyer for misrepresentation or breach of warranties set forth in Section 6.1 only:

(i)
subject to Section 7.4.2(a)(ii), if (1) such claim on a stand-alone basis exceeds the amount of CHF 3 (three) million, it being understood and agreed that any and all claims exceeding such amount (each such claim a " Qualifying Claim") shall be taken into account in full and several claims based on the same set of facts shall be deemed to be one claim for the purposes of this Section 7.4.2 (De-Minimis, Threshold and Cap); and if (2) all Qualifying Claims taken together exceed CHF 30 (thirty) million (the "Threshold"), it being understood and agreed that, if the Threshold is exceeded, the Buyer shall be entitled to claim from the Seller the entire amount in respect of such Qualifying Claim from the first Swiss Franc and not only the amount exceeding the Threshold; and

(ii)
in the case of claims under Section 6.1.4(a), either (A) under the conditions set forth in Section 7.4.2(a)(i) or (B) if (1) such claim under Section 6.1.4(a) on a stand-alone basis exceeds the amount of CHF 1 (one) million, it being understood and agreed that any and all claims exceeding such amount (each such claim a "Management Accounts Qualifying Claim") shall be taken into account in full and several claims based on the same set of facts shall be deemed to be one claim for the purposes of this Section 7.4.2 (De-Minimis, Threshold and Cap), and if (2) all Management Accounts Qualifying Claims taken together exceed CHF 5 (five) million (the "Management Accounts Threshold"), it being understood and agreed that, if the Management Accounts Threshold is exceeded, the Buyer shall be entitled to claim from the Seller the entire amount in respect of such Management Accounts Qualifying Claim from the first Swiss Franc and not only the amount exceeding the Management Accounts Threshold.

(b)
The maximum aggregate liability of the Seller under or in connection with Section 6.1 (Representations and Warranties of the Seller) shall be limited to and not exceed the amount of CHF 600 (six hundred) million (the "Cap").

(c)	In addition, the aggregate liability of the Seller under this Agreement and the transactions contemplated thereby shall be limited to and not exceed 100% of the Estimated Purchase Price.

7.4.3.	Financial Benefits, etc.

(a)	The Seller's liability for misrepresentation or other breach of, or under any indemnities under, this Agreement shall further be limited or reduced:

(i)	If and to the extent the Buyer or any of its Affiliates has failed to mitigate damage in accordance with its duty under Swiss law.

(ii)	If and to the extent that such claim is covered by any provision, liability, accrual, allowance or reserve covering the matter leading to the claim in the Final Closing Statement.

(iii)
If full compensation for the Damage has been recovered or omitted to be recovered by the Buyer or its Affiliates from any third party (including an insurer), after the deduction of the reasonable costs and expenses incurred in making such recovery (which shall include any deductible and subsequent premium increase payable by Buyer or its Affiliates).

(iv)
If and to the extent that, as a result of such a claim or the facts underlying such claim, any Tax payable by the Buyer or the Target Group Companies is reduced or will in the future (as a matter of certainty) be reduced, provided that if and to the extent any Tax saving arises in the future, such saving is discounted accordingly.

(v)	If the Buyer would recover from the Seller, under this Agreement or otherwise, more than the amount of its actual Damage.

(vi)
If the facts, matters or circumstances which give rise to a claim against Seller under this Agreement result in a financial benefit for Buyer or any of its Affiliates (including, following Closing, any of the Target Group Companies).

(vii)
If such liability results from or is attributable to or increased by an act, omission, transaction, change of past practice or arrangement of Buyer or any of its Affiliates (including, following Closing, any of the Target Group Companies) or any change in Applicable Laws or an Order taking effect after the Signing Date.

(viii)
If such liability results from any change in Applicable Laws (including Tax laws), administrative practice, accounting standards, accounting policies or accounting dates that took effect after the Signing Date.

(ix)	If such liability can be offset against any Tax relief, allowance or credit not recognized in the Closing Balance Sheet and relating to any period up to and including the Closing Date.

(b)	The Seller shall have no liability under this Agreement for any claim for Taxes to the extent:

(i)
such claim for Taxes is attributable to any income, profits or gains which were actually earned or received by or accrued to any of the Target Group Companies before Closing and were not reflected in the Closing Balance Sheet, but should have been;

(ii)	the Damage resulting from a breach of Section 6.1.12 (Taxes) or indemnifiable under Section 9.1 (Tax Indemnity) is fully covered by an overprovision for Taxes in the Closing Balance Sheet;

(iii)
such claim for Taxes can be offset against any relief, allowance or credit relating to any period up to and including the Closing Date, irrespective of whether such relief, allowance or credit is recognized in the Closing Balance Sheet or not; or

(iv)	such claim for Taxes does, for other reasons, not result in an actual Tax amount owed or payable by any Target Group Company.

(c)	None of the Parties shall have the right to double claim any benefit (including, but not limited to any relief, allowance or credit for tax purposes) to be offset against an actual Tax liability.
The only representations and warranties given by the Seller in relation to Taxes are those set forth in Section 6.1.12 and the only representations and warranties given in relation to data protection are those given in Section 6.1.23.

7.4.4.	Exceptions from Limitations
The limitations set forth in Section 7.4.1 (Disclosure), Section 7.4.2(a) and Section 7.4.2(b) shall not apply in the event of a breach by the Seller of any of the Fundamental Representations, or in the case of fraud or willful deception on the Seller's part.

7.5.	THIRD PARTY CLAIMS

(a)
If any claim is brought or threatened to be brought after the Closing Date by a Third Party, including, without limitation, by any Tax or other Governmental Authority, against the Buyer, the Company or any of their respective Affiliates, which is reasonably likely to qualify for a claim against the Seller under Section 7.1 (Right to Cure and Remedies) or under any indemnities under this Agreement (each a "Third Party Claim"), the Buyer shall notify the Seller of such Third Party Claim in accordance with Section 7.3 (Notice of Breach).

(b)
The Seller shall have the right (but not the obligation) by notifying the Buyer within 10 (ten) Business Days after receipt by the Seller of the Notice of Breach, to defend in its own name or to direct the relevant Target Group Company to defend, at the Seller's own cost and expense and by its own legal counsel, such Third Party Claim. In such a case,

(i)
the Buyer shall, at the reasonable prior written request of the Seller, use its commercially reasonable best efforts in assisting the Seller in the defence of such Third Party Claim at the Buyer's cost and expense, including by promptly providing to the Seller all documentation and access to the books, records, premises and Representatives of the Buyer and the relevant Target Group Company in relation to such Third Party Claim as reasonably requested by the Seller to the extent necessary to assist the Seller in evaluating or defending such claim;

(ii)
the Seller shall procure that such Third Party Claim is opposed and defended in good faith and in a diligent manner by way of using commercially reasonable efforts with a view to opposing such Third Party Claim (and taking into account the commercial interests of the Target Group);

(iii)
the Seller shall keep the Buyer informed of the developments in the defence of such Third Party Claim, shall instruct its legal counsel to periodically provide the Buyer and its legal counsel with reasonable updates regarding the proceedings in relation to such Third Party Claim as the Buyer or its legal counsel may reasonably request, in each case subject to Applicable Law; and

(iv)
the Seller may, in its sole discretion, settle, or direct the relevant Target Group Company to settle, such Third Party Claim in full or in part, provided that such settlement provides for a full release of any obligations or liabilities of the Buyer, the Company or their respective Affiliates vis-à-vis the Third Party that are covered by such settlement.

(c)
If the Seller has not assumed the defence of a Third Party Claim in accordance with Section 7.5(b), the Buyer shall, at the Seller's reasonable cost and expense, oppose and defend, and cause the Company and its Affiliates to oppose and defend, such Third Party Claim with the Buyer's legal counsel. In such a case,

(i)
the Buyer, the Company and their respective Affiliates shall procure that such Third Party Claim is opposed and defended in good faith and in a diligent manner by way of using commercially reasonable efforts with a view to opposing such Third Party Claim;

(ii)
and the Buyer, the Company and their respective Affiliates shall keep the Seller informed of the developments in the defence of the Third Party Claim, shall instruct their legal counsel to periodically provide the Seller and its legal counsel with reasonable updates regarding the proceedings in relation to such Third Party Claim as the Seller or its legal counsel may reasonably request, in each case subject to Applicable Law.

(d)
Notwithstanding the foregoing, the Buyer shall have the right at any time to take control of any Third Party Claim and to defend and/or compromise any liability asserted against the Buyer, its Affiliates or any Target Group Company under any Third Party Claim or to settle any Third Party Claim; provided, however, that any such takeover, compromise or settlement, or any admission of liability or fault, without the prior written consent of the Seller shall be deemed to constitute a full, irrevocable and unconditional waiver by the Buyer of any claims under this Agreement against the Seller in respect of such Third Party Claim.

7.6.	SELLER'S REMEDIES FOR MISREPRESENTATION OR BREACH OF WARRANTY
The provisions of Section 7.1 (Right to Cure and Remedies), Section 7.3 (Notice of Breach) and Section 7.4 (Limitation of Seller's Liability) shall apply by analogy with respect to any misrepresentation or breach of warranty of the Buyer. The representations and warranties of the Buyer as set forth in Section 6.2 (Representations and Warranties of the Buyer) shall be valid for a period of ten years as from the Closing Date.

7.7.	REMEDIES AND TIME LIMITATIONS EXCLUSIVE

(a)
No statutory examination or notification requirements shall apply to this Agreement. The provisions set forth in Section 7.2 (Term of Representations and Warranties) and Section 7.3 (Notice of Breach) shall supersede the provisions of articles 201 and 210 CO (other than article 210 para. 6 CO) which shall not be applicable to this Agreement.

(b)
The remedies set forth in this Section 7 (Remedies) shall be in lieu of and supersede any remedies provided for or available under applicable laws for or in connection with a misrepresentation or breach of warranty, and the Parties hereby waive, to the fullest extent possible under mandatory provisions of applicable laws, any such other remedies not set forth in this Section 7 (Remedies). In particular, without limitation, articles 192 et seq. CO and articles 197 et seq. CO (other than article 199, article 203 CO), including article 97 CO to the extent that it applies to misrepresentations or breaches of warranties, and the rules of culpa in contrahendo shall not apply to this Agreement, and the Parties hereby explicitly waive any rights thereunder, as well as any right to partially or fully rescind or challenge the validity of this Agreement under article 23 et seq. CO (except for article 28 CO) or article 205 CO.

8.	COVENANTS

8.1.	NO RECOURSE AGAINST DIRECTORS AND OFFICERS

(a)
The Buyer shall procure that, immediately following Closing and on the same day, the Swiss Company grant unconditional discharge from liability to its directors and officers for their conduct of business in the period up to and including Closing.

(b)
Prior to Closing, and with effect as per the moment immediately following Closing, the Seller will procure that each Target Group Company except the Swiss Company grant unconditional discharge from liability to its respective directors and officers for their conduct of business in the period up to and including Closing.

(c)
From the Closing Date, (i) each of the Buyer and the Seller shall not, and shall cause each of its respective Affiliates (as regards the Buyer, including the Target Group Companies) not to, make any claim against any present or former member of the board of directors or executive officer of any Target Group Company, and (ii) the Buyer shall not, and shall cause each of its Affiliates not to, make any claim against the Seller or any of its Affiliates, in connection with any act or omission in the capacity as a shareholder, corporate body or deemed corporate body of any Target Group Company during the period ending with and including the Closing Date, under Applicable Law, except for fraud or dishonesty on the part of such director or executive officer or deemed corporate body. Any such potential claims (whether known at the Signing Date or not) are hereby unconditionally and irrevocably waived by the Buyer on its own behalf and on behalf of its Affiliates and any of the Target Group Companies and by the Seller on its own behalf and on behalf of its Affiliates. Each Person against whom a Person shall not make a claim or against whom a claim is waived pursuant to this Section 8.1(c) shall have a direct claim (echter Vertrag zugunsten Dritter) vis-à-vis the respective Party in relation thereto.

8.2.	NON-COMPETE AND NON-SOLICIT

(a)
During a period of eighteen (18) months from the Closing Date (the "Non-Compete Period"), the Seller shall not, and shall procure that its Affiliates will not, directly or in indirectly, in Switzerland, operate or maintain (i) any fixed network telecommunications services or (ii) any mobile telecommunication (voice and/or data) services (as a mobile telecommunications network operator, mobile virtual network operator, mobile virtual network enabler, mobile telecommunication services reseller for voice and/or data or for and on behalf of any such operator or reseller); provided, however, that in no event shall the Seller or any of its Affiliates be restricted in:

(i)	free to air broadcasting;

(ii)	content production and ownership and programming sales;

(iii)	channel production, ownership and licensing to distributors;

(iv)	over the top (OTT) services (whether on a subscription or advertising business model or otherwise);

(v)	satellite communication and pay television services;

(vi)	continuing its business as presently conducted by the Seller or its Affiliates (other than the Target Group Companies); or

(vii)	providing services under the Transitional Services Agreement,
(the activities restricted according to this Section 8.2(a), the "Restricted Activities").

(b)
During the Non-Compete Period, the Seller shall not, and shall procure that its Affiliates will not, enter into any participation (through shareholding or otherwise) in (i) any Business Association that carries-on, directly or indirectly, any Restricted Activity, other than by way of an acquisition of shareholdings solely for financial investment purposes up to 10%; and (ii) Swisscom or Salt, other than by way of an acquisition of shareholdings solely for financial investment purposes up to 10% and without obtaining a board seat or board observer in the respective company.

(c)	The undertakings in this Section 8.2 (Non-Compete and Non-Solicit) shall not prohibit the Seller or any member of the Seller Group from:

(i)
acquiring and subsequently carrying on or being engaged in any body corporate or business (an "Acquired Business") where at the time of the acquisition the activities of the Acquired Business include Restricted Activities where the turnover from such Restricted Activities in the last financial year before the acquisition was less than 30 % of the turnover of the Acquired Business as a whole; or

(ii)
providing any corporate, operational, technical, network infrastructure, warehousing, inventory management, back office support and related ancillary services provided to members of the Seller's Group from locations in Switzerland.

(d)
During the Non-Compete Period, the Seller shall not, and shall procure that its Affiliates will not, either for itself or any other Person: (i) induce or attempt to induce any Senior Employee of the Target Group to leave the employ of the Target Group, (ii) employ, or otherwise engage, as consultant or otherwise, any Senior Employee of the Target Group; provided that the foregoing shall not prohibit the employment or engagement of any Senior Employee of the Target Group (A) as a result of general advertisements for employment conducted by the Seller or its Affiliates (including any recruitment efforts conducted by any recruitment agency), (B) if such Senior Employee has approached the Seller or any of its Affiliates on an unsolicited basis or (C) following cessation of such Senior Employee's employment with a Target Group Company where such cessation occurred without any solicitation or encouragement by the Seller or any of its Affiliates.

(e)
The restrictions set forth in this Section 8.2 (Non-Compete and Non-Solicit) shall not apply to any Business Association and its Affiliates (other than the Seller and its Affiliates) that, directly or indirectly, acquires Control of the Guarantor after the Signing Date.

(f)
If a Governmental Authority holds that the subject matter, duration, scope, geographic area or other restrictions set forth in this Section 8.2 (Non-Compete and Non-Solicit) are unlawful under circumstances then existing, the maximum subject matter, duration, scope, geographic area or other restrictions deemed lawful under such circumstances by such Governmental Authority shall be substituted for the stated subject matter, duration, scope, geographic area or other restrictions.

8.3.	STAND-STILL

(a)
From the Signing Date until Closing, the Seller shall not, and shall procure that its Affiliates will not, directly or indirectly, acting alone or jointly with other Persons, (i) acquire any Buyer Shares or any financial instruments (including forwards, options, swaps, contracts for difference and the like, whether settled in kind or in cash) in relation to any Buyer Shares in the aggregate in excess of 10% of the voting rights of the Buyer, (ii) publicly announce or submit a voluntary tender offer for any Buyer Shares or publicly announce its intention to submit any such offer, or (iii) do anything which would result in a duty to submit a mandatory tender offer for all Buyer Shares, in each case other than on the basis of a prior written agreement with the Buyer.

(b)	The stand-still obligation set forth in Section 8.3(a) shall automatically lapse upon occurrence of any of the following events (whichever occurs first):

(i)	any Third Party publicly announces any intention to make a public tender offer for all or part of the share capital of the Buyer;

(ii)	a public tender offer by a Third Party is made or pre-announced for all or part of the share capital of the Buyer;

(iii)
the Buyer announces a transaction with a Third Party, or enters into an agreement in relation to any transaction, involving an acquisition or disposal or merger by the Buyer with a value in excess of 30% of the value of the Buyer's market capitalization at the time of such announcement or agreement (as applicable);

(iv)
any Third Party who at the Signing Date holds 10% or more of the share capital of the Buyer or related Derivatives acquires an additional interest in the Buyer or related Derivatives such that an additional disclosure obligation is triggered; or

(v)	any Third Party (other than a Person pursuant to Section 8.3(b)(iv) or a long-only institutional investor) acquires an interest of 10% or more of the Buyer or related Derivatives.

8.4.	INSURANCE

(a)
The Seller's group insurance coverage will terminate on the Closing Date, and it shall be the Buyer's responsibility to arrange for any replacement insurance coverage with effect as from such date. At Buyer's request and cost, the Seller shall reasonably cooperate with the Buyer prior to Closing to permit the Target Group to have the benefit of uninterrupted insurance coverage at Closing.

(b)
The Seller shall enter into and maintain, at its own cost, for a period of six (6) years after Closing, a directors' and officers' liability insurance policy providing run-off coverage to the directors and officers of the Target Group Companies in relation to the directors' and officers' liability policy currently in force at group level and at the level of the Swiss Company, covering such directors and officers for losses discovered during the run-off period that occurred prior to Closing (all as set out in the relevant terms of the run-off insurance policy).

(c)
In relation to all insurance policies which are "claims made" policies, the Seller shall procure that the Target Group promptly and to the extent reasonably possible prior to the Closing Date submits a claim in accordance with the requirements of such policies to the relevant carrier for all losses which occurred and come to the knowledge of the Target Group prior to the Closing Date.

(d)
In relation to all insurance policies which are "occurrence" policies, if an accident or event occurs prior to Closing which results in an insurable loss thereunder, the relevant Target Group Company shall be entitled to make a claim for any such loss to the relevant carrier in accordance with the requirements of such policies at any time up to the date falling three (3) months after the Closing Date, provided that a copy of such claim shall be sent to the Seller in accordance with the reporting procedures in place prior to Closing.

(e)
Where the Target Group is entitled to insurance coverage pursuant to the provisions of this Section, the Seller shall, and shall procure that its Affiliates shall, at the Buyer's cost, (i) promptly upon receipt thereof, remit any proceeds received by it or any of its Affiliates in connection with an insurance claim in relation to the Target Group; and (ii) reasonably cooperate with the Target Group in the pursuit of any such claim.

8.5.	ACCESS TO INFORMATION, BOOKS AND RECORDS AFTER THE CLOSING
For a period of 10 years from the Closing Date, the Buyer shall, and shall procure that the Target Group Companies will, afford to the Seller, its counsel, accountants and other authorized representatives, upon reasonable written request and notice (containing the reason for the request), reasonable access during normal business hours and at the Seller's cost and expense to senior employees, contracts, books and records of the Target Group for the purpose of (i) preparing or auditing any financial statements, or preparing any Tax returns of or in respect of the Seller or any of its Affiliates, (ii) any judicial, quasi-judicial, administrative, Tax, audit, stock exchange or arbitration proceeding involving the Seller or its Affiliates that relate to or involve the Target Group (but excluding proceedings against the Buyer or any of its Affiliates and proceedings between any Target Group Company and the Seller or its Affiliates) or (iii) complying with applicable Laws (including in relation to financial reporting and accounting). For the avoidance of doubt, such access shall be strictly limited to the information that is required for the purpose for which Seller seeks such access and any information provided shall be subject to Section 10.8 (Confidentiality and Announcement). Buyer shall procure that any acquirer of any Target Group Company or of a material part of a Target Group Company's assets assumes the obligations set forth in this Section 8.5 (Access to Information, Books and Records after the Closing) in a way as to give Seller a direct claim (echter Vertrag zugunsten Dritter) vis-à-vis such acquirer in relation thereto.

8.6.	RETENTION OF EMPLOYEES
Seller shall be free to, and to procure that the Target Group Companies will, prior to Closing enter into any retention agreements with employees of the Target Group Companies, provided that Seller shall bear all costs and liabilities incurred by the Target Group pursuant to such retention agreements except with regard to any costs and liabilities relating to the redundancy or termination of employment for whatever reason of any employee of the Target Group Companies post Closing. The Seller shall inform the Buyer of any retention agreements that have been put in place as well as of the respective terms.

8.7.	SHARE SCHEMES

(a)
The Buyer agrees that, following the Closing and to the extent determined by the compensation committee of the Guarantor in accordance with the Seller Group Share Schemes, the Target Group Participants shall continue to be entitled to exercise any rights that they have under the Seller Group Share Schemes immediately prior to the Closing (including any rights to exercise any options that they may hold or realize any vested awards) in respect of shares in the Guarantor (the "Seller Group Existing Rights").

(b)
The Seller shall (i) procure the number of shares in the Guarantor as required to satisfy Target Group Participants' rights under the Seller Group Existing Rights and deliver such shares to the respective Target Group Participants as and when they become due, and (ii) reimburse to the Buyer all amounts that a member of the Buyer Group may be required to pay to employees of the Buyer Group who are Target Group Participants or to Tax or social security authorities in connection with Seller Group Existing Rights, including the cost of any shares in the Guarantor used to satisfy the exercise or realization of Seller Group Existing Rights and, subject to Section 8.7(c), any liability to account for employees' social security contributions or income Tax due under social security or income Tax withholding systems.

(c)
The Buyer shall procure that, following the Closing, any amount of employees' social security contributions or income Tax that the member of the Buyer Group which is the employer of the relevant Target Group Participant is required to account for under social security and income Tax withholding systems as a result of any exercise or realization of Seller Group Existing Rights is promptly recovered from or otherwise made good by the relevant employees, and to the extent that such recovery or making good has been obtained within 24 months of the Closing, the Buyer shall refund to the Seller an amount equal to any amount so recovered or made good.

8.8.	DUTCH TAX COVENANTS
As soon as practicable but no later than 3 (three) months after the Closing Date:

(a)	the Seller shall prepare and deliver (or cause to be prepared and delivered) to the Buyer fiscal opening balance sheets of the Target Companies incorporated under the laws of the Netherlands;

(b)
on or immediately after the Closing Date, the Seller shall inform the Dutch tax authorities in writing, with a copy to the Buyer, that UPC Holding BV and UPC Broadband Holding BV are no longer part of the VAT fiscal unity of the Seller; and

(c)
within two weeks after the Signing Date, the Seller shall procure that a written notification is sent to the competent Dutch tax inspector to request the Dutch tax authorities not to break the CIT fiscal unity as per the Signing Date and enable break-up of the CIT fiscal unity as per the Closing Date.

9.	INDEMNITIES

9.1.	TAX INDEMNITY

(a)
As from the Closing Date, the Seller shall, irrespective of any fault, disclosure or knowledge, indemnify the Buyer and its Affiliates (including the Target Group Companies) for and hold them fully harmless from, and pay to the Buyer or, at the election of the Buyer, to any of its Affiliates (including the Target Group Companies), on a Franc-for-Franc basis, without any deduction (but subject to Sections 7.1 (Right to Cure and Remedies), 7.4.3 (Financial Benefits, etc.), 7.5 (Third Party Claims), and 10.13 (No Double Recovery)), the full amount of:

(i)
any claim for Taxes up to the aggregate amount of CHF 94 million resulting from any act, omission, event or transaction occurring during any period up to and including the Closing Date against the Swiss Company arising from any non-acceptance for Tax purposes of any impairment made by UPC Schweiz GmbH on its investment in UPC CEE Holding BV (NL) during any period up to and including the Closing Date in connection with the corporate reorganization of the Seller Group's Central and Eastern Europe business (i.e., the subsidiaries of LG CEE Group Holding BV) (the "CEE Reorganization");

(ii)
any claim for Taxes up to the aggregate amount of CHF 45 million resulting from any act, omission, event or transaction occurring during any period up to and including the Closing Date against the Target Group relating to interest rates on inter-company loans entered into up to and including the Closing Date to the extent such claim for Taxes can be allocated to the period before the Closing Date;

(iii)
any Tax claim which is primarily the liability of another Person and for which a Target Group Company incorporated under the laws of the Netherlands is held liable pursuant to section 39 or 43 of the Dutch Tax Collection Act (Invorderingswet 1990);

(iv)	any claim for Taxes against the Target Group Companies arising from any act, omission, event or transaction in connection with the Carve-out;

(v)
any claim for Taxes up to the aggregate amount of CHF 80 million resulting from any act, omission, event or transaction occurring during any period up to and including the Closing Date against the Swiss Company arising from any non-acceptance for Tax purposes of the sale of its investment in UPC Austria GmbH; and

(vi)
any claim for Taxes up to the aggregate amount of CHF 0.5 million resulting from any act, omission, event or transaction occurring during any period up to and including the Closing Date against the Target Group relating to VAT deduction for sales commission credit notes up to and including the Closing Date to the extent such claim for Taxes can be allocated to the period before the Closing Date.

in each case for Tax periods beginning on or after January 1, 2015 up to and including the Closing Date and to the extent such Taxes were not fully paid on or before the Closing Date or fully provided for in the Closing Balance Sheet and notified to the Seller by the Buyer as contemplated by Section 9.1(c) not later than 5 years after the Closing Date or, if earlier, the earlier of 30 (thirty) Business Days after the assessment for the relevant Taxes has been determined and become legally binding (rechtskräftig festgesetzt) or 30 (thirty) Business Days after upon expiration of the applicable statute of limitations.

(b)
The Seller shall use commercially reasonable best efforts to assist the Buyer in making or preparing the filings, submissions and notifications required for the purpose of making the filings with, and submissions and notifications to, the Swiss Federal Tax Administration in relation to the refund of Swiss withholding taxes claimed regarding Section 9.1(a)(i) to Section 9.1(a)(v) based on the applicable double tax agreement between the Swiss Confederation and the Kingdom of the Netherlands and to refund to the Buyer Swiss withholding taxes received based on this double tax agreement in relation to Section 9.1(a)(i) to Section 9.1(a)(v).

(c)
The Buyer shall procure that Tax Returns and correspondence with Tax authorities relating to the periods ending on or before the Closing Date are filed in time and that the Seller has a reasonable opportunity to review the draft Tax Returns and correspondence before they are filed or sent, to discuss them with the competent Persons in charge at the Target Group, and to review any related information of the Target Group. The Buyer shall inform the Seller of any Tax audit, inspection or notification by the Tax authorities relating to the periods ending on or before the Closing Date and provide copies of the relevant documentation not later than 10 (ten) Business Days after the Buyer becomes aware of such Tax audit, inspection or notification by the Tax authorities.

9.2.	ICEHOCKEY BROADCASTING RIGHTS INDEMNITY

(a)
As from the Closing Date, the Seller shall, irrespective of any fault, disclosure or knowledge, indemnify the Buyer and its Affiliates (including the Target Group Companies) for and hold them fully harmless from, and pay to the Buyer or, at the election of the Buyer, to any of its Affiliates (including the Target Group Companies), on a Franc-for-Franc basis, without any deduction (but subject to Section 7.4.3 (Financial Benefits, etc.), Section 9.2(b), Section 9.2(c) and Section 10.13 (No Double Recovery)), the full amount of any finally determined penalty and costs of proceedings (Verfahrenskosten) that may be imposed on the Swiss Company by WEKO in the Icehockey Broadcasting Rights Matter. For the avoidance of doubt, the Icehockey Broadcasting Matter shall not constitute a Third Party Claim.

(b)	The Seller shall direct the Swiss Company to defend, at the Seller's own cost and expense and by its own legal counsel, the Icehockey Broadcasting Rights Matter. In such a case,

(i)	the Buyer shall procure that the Swiss Company acts in accordance with the directions given to it by the Seller;

(ii)
the Buyer shall, at the reasonable prior written request of the Seller, use its commercially reasonable best efforts in assisting the Seller and the Swiss Company in the defence of the Icehockey Broadcasting Rights Matter at the Buyer's cost and expense, including by promptly providing to the Seller all documentation and access to the books, records, premises and Representatives of the Buyer and the Swiss Company in relation to the Icehockey Broadcasting Rights Matter as reasonably requested by the Seller to the extent necessary to assist the Seller in evaluating or defending such claim;

(iii)
the Seller shall procure that, in the directions that it gives to the Swiss Company, the Icehockey Broadcasting Rights Matter is opposed and defended in good faith and in a diligent manner by way of using commercially reasonable efforts with a view to opposing the Icehockey Broadcasting Rights Matter (and taking into account the commercial interests of the Swiss Company); and

(iv)
the Seller may, in its sole discretion, direct the Swiss Company to settle the Icehockey Broadcasting Rights Matter with WEKO in full or in part, provided that such settlement provides for a full release of the Swiss Company's obligations vis-à-vis WEKO that are covered by such settlement.

(c)
In lieu of the Seller's right to direct the Swiss Company to direct the Icehockey Broadcasting Rights Matter pursuant to Section 9.2(b), the Buyer shall have the right at any time to give notice in writing to the Seller that it wishes to assume conduct (and the direction) of the Icehockey Broadcasting Rights Matter; provided, however, that such notice shall be deemed to constitute a full, irrevocable and unconditional waiver by the Buyer of any claims under this Agreement against the Seller in respect of the Icehockey Broadcasting Rights Matter.

10.	MISCELLANEOUS

10.1.	TREATMENT OF INDEMNIFICATION PAYMENTS
Any payment made by the Seller to the Buyer in respect of any claim under this Agreement shall, to the maximum extent possible, be deemed to be a reduction of the Purchase Price.

10.2.	LIABILITY OF THE GUARANTOR
The Guarantor hereby undertakes and guarantees in the sense of article 111 CO all the obligations of the Seller under this Agreement in accordance with its terms and subject to its conditions.

10.3.	EFFECTS ON THIRD PARTIES
Except as otherwise expressly provided in this Agreement, (i) no Person other than the Parties shall have any rights or benefits under this Agreement, and (ii) nothing in this Agreement is intended to confer on any Person other than the Parties any rights, benefits or remedies.

10.4.	CTA; ENTIRE AGREEMENT; AMENDMENTS

(a)
The Parties hereby agree to adhere to, and be bound by, the CTA as if they were original parties to it, and that the CTA shall remain in effect (among the original parties thereto and the Parties) until the Closing Date (or, should the Closing not occur, for a period of 24 months from the Signing Date).

(b)
Except for the CTA, this Agreement (including the Schedules and any other documents referred to herein or therein) constitutes the entire agreement of the Parties regarding the transactions contemplated by this Agreement and supersedes all previous agreements or arrangements, negotiations, discussions, correspondence, undertakings and communications with respect to the transactions contemplated by this Agreement, including the Confidentiality Agreement of November 8, 2018 (which the Parties shall procure to be terminated between the parties thereto).

(c)	This Agreement, including this Section 10.4(c), may only be modified by an instrument in writing executed by all Parties hereto which expressly states to amend this Agreement.

10.5.	NO WAIVER
The failure of any Party to enforce any of the provisions of this Agreement or any rights with respect to this Agreement shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. Any waiver of any claim under or in connection with this Agreement shall only be valid if made in writing.

10.6.	SEVERABILITY
If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the commercial intention of the Parties. The nullity or adjustment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement.

10.7.	NOTICES

(a)
Any notice, request or instruction to be made under or in connection with this Agreement shall be made in writing and be delivered by registered mail or courier, or by e-mail (in each case to be confirmed in writing delivered by registered mail or courier) to the following addresses (or such other addresses as may from time to time have been notified according to this Section 10.7 (Notices)):

(i)	If to the Seller and/or the Guarantor:
Liberty Global CE Holding BV
Attn. [  ]
Griffin House
161 Hammersmith Road
London W6 8BS
United Kingdom
E-Mail: [  ]

and:

Liberty Global plc
Attn. [  ]
Griffin House
161 Hammersmith Road
London W6 8BS
United Kingdom
E-Mail: [  ]

with a copy to, for information purposes only:

Homburger AG
Attn. [  ]
Prime Tower
Hardstrasse 201
CH-8005 Zürich
Switzerland
E-Mail: [  ]

(ii)	If to the Buyer:
Sunrise Communications Group AG
Attn. Chief Financial Officer and/or Chief Administrative Officer
Binzmühlestrasse 130
CH-8050 Zurich
Switzerland
E-Mail: [  ]; legal@sunrise.net

with copy to, for information purposes only:

Lenz & Staehelin
Attn. [  ]
Brandschenkestrasse 24
CH-8027 Zurich
Switzerland
E-Mail:    [  ]

(b)
Any notice, request or instruction made under or in connection with this Agreement shall be deemed to have been delivered on the Business Day on which it has been received (by registered mail or courier, or by e-mail (if confirmed in writing delivered by registered mail or courier)) by the recipient thereof.

10.8.	CONFIDENTIALITY AND ANNOUNCEMENT

(a)
Each Party shall, and shall procure that its Affiliates will, keep strictly confidential and not disclose, whether publicly or privately, to any Person, in whole or in part, orally, in writing or by electronic or other means, from the Signing Date until the fifth anniversary of the Signing Date, any and all information (whether available orally, in writing or in electronic format) (i) received or obtained in connection with the negotiation and execution of this Agreement and the consummation of the transactions thereby contemplated which relates to the other Party or its Affiliates, the provisions or the subject matter of this Agreement or any document referred to herein and any claim or potential claim hereunder or the negotiations relating to this Agreement or any documents referred to herein, this Agreements or its contents, and (ii) in relation to the Target Group, its business and affaires.

(b)
The Parties shall procure that in relation to any press release or public announcement in respect of this Agreement or the transactions thereby contemplated: (i) in case of an announcement on the date hereof, a draft of such announcement is provided to the other Party prior to the date hereof and the Parties coordinate in relation to the release of such announcement; and (ii) in the case of an announcement after the date hereof, that announcement does not contain any details of the terms of this Agreement or the transactions thereby contemplated that are not already in the public domain (otherwise than through a breach of this Section 10.8 (Confidentiality and Announcement)).

(c)
Nothing in this Section 10.8 (Confidentiality and Announcement) shall prevent any Party or its Affiliates from making an announcement or from disclosing any information (publicly or privately) if and to the extent that:

(i)
such Party is required to make such announcement or disclosure by Applicable Law, any court of competent jurisdiction or any competent Governmental Authority or the rules of any stock exchange to which such Party or any of its Affiliates is subject (including the SIX, the United States Securities and Exchange Commission (SEC) and NASDAQ); provided that, if a Party is so required to make any announcement or disclosure other than to a Tax authority, the relevant Party shall promptly notify the other Party, where practicable and lawful to do so, before the announcement or disclosure is made and shall, where practicable and lawful to do so, co-operate with the other Party regarding the timing and content of such announcement or disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement;

(ii)	to a Tax authority in connection with the Tax affairs of any member of the Seller Group or any member of the Buyer Group;

(iii)
such disclosure or announcement is required or advisable to be made by the Buyer, the executing banks or any of their advisers in connection with the Rights Issue or the Capital Increase, provided that where such disclosure includes information relating to the Seller, the Seller Group or the Target Group, the Buyer shall promptly and in any case sufficiently in advance to enable the Seller to conduct a detailed analysis and to provide comments on the information relating to the Seller Group, notify the Seller of any such planned disclosure and provide the Seller with copies of the respective draft documents, and the Seller shall have the right to review and approve the wording of the information relating to the Seller Group that the Buyer intends to include in the disclosure, prior to such disclosure being made;

(iv)
in connection with, or in any offering or other document relating to, any transaction permitted under Section 5.2 (Conduct of Business), provided that where such disclosure is to be made by the Seller or a member of the Seller Group and includes information relating to the Buyer, the Seller shall promptly and in any case sufficiently in advance to enable the Buyer to conduct a detailed analysis and to provide comments on the information relating to the Buyer Group, notify the Buyer of any such planned disclosure and provide the Seller with copies of the respective draft documents, and the Buyer shall have the right to review and approve the wording of the information relating to the Buyer Group that the Seller intends to include in the disclosure, prior to such disclosure being made;

(v)
the information disclosed was lawfully in the possession of the disclosing party or any of its representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(vi)
to any existing or new provider of debt finance (including, for the avoidance of doubt, existing bondholders) of the Buyer and its Affiliates or the Target Group and their advisers who are bound by obligations of confidentiality;

(vii)
to any purchaser or prospective purchaser (in the reasonable opinion of the disclosing party) (the "Prospective Purchaser") of all or the majority of the Seller, the Guarantor or the Buyer, provided that where such disclosure is to be made by a Party, such Party shall limit the amount of information regarding the respective other Party and its Affiliates that is disclosed to the Prospective Purchaser to what the Prospective Purchaser strictly needs to know in order to evaluate such purchase and shall ensure that the Prospective Purchaser is bound by obligations of confidentiality;

(viii)	the other Party has provided prior written consent to such announcement or disclosure;

(ix)	such announcement or disclosure is required to enable such Party to enforce its rights under this Agreement or for the purpose of any judicial proceedings;

(x)	the information is disclosed on a strictly confidential basis by a Person to its professional advisers, auditors, bankers, rating agencies or insurers; or

(xi)
the information is in or comes into the public domain other than by reason of a breach of any obligation in this Section 10.8 (Confidentiality and Announcement) by the Party seeking to rely on this Section.

(d)
In the event this Agreement is terminated, each of Seller and Buyer may request the respective other Party to, and to procure that its Affiliates and their respective representatives will, promptly (and in no event later than 10 (ten) Business Days after such request) return or destroy all copies of documents and information furnished by the other Party (or, in the case of Buyer, by any Target Group Company) in connection with the transactions contemplated by this Agreement, except for (i) one (1) copy that may be retained by the relevant Party and by each adviser to each Party hereto for the files which they are required to keep by Applicable Law or in their capacity as professional advisers, (ii) copies of any computer records or files containing such information which have been created as a result of archiving or back-up procedures for legal, regulatory or internal compliance or governance purposes, or (iii) to the extent that the information is contained in the minutes or supporting papers relating to any board or committee meeting of the relevant Party and which, in any case of subparagraphs (i), (ii) and (iii), shall be kept strictly confidential on the terms of this Agreement.

(e)
Notwithstanding anything in this Agreement to the contrary, any Competitively Sensitive Information shall be shared between the Parties only in accordance with the CTA and any Regulatory Clean Team Only Information shall be shared between the Parties only in accordance with the RCTA.

10.9.	ASSIGNMENT

(a)	No Party shall assign or transfer this Agreement (in whole or in part) or any rights, claims, obligations or duties hereunder to any Person without the prior written consent of the other Parties.

(b)	Notwithstanding Section 10.9(a),

(i)
the Seller shall have the right to assign this Agreement in its entirety, including all rights and obligations of Seller hereunder, to one of Seller's Affiliates which will hold the shares in the Company at Closing, with effect of a full release of Seller from its obligations under this Agreement as per the effective date of such assignment. The Guarantor's guarantee under Section 10.2 (Liability of the Guarantor) shall remain in full force and effect after such assignment;

(ii)
the Buyer shall have the right to assign any rights under this Agreement or this Agreement in its entirety to one of its Affiliates (the "Assignee"), provided that (i) the Buyer shall remain jointly and severally (solidarisch) liable for all the obligations and liabilities of such assignee under this Agreement and (ii) if the Assignee ceases to be an Affiliate of the Buyer, the Assignee shall assign such rights or this Agreement to the Buyer or one of the remaining Affiliates of the Buyer.

10.10.	DEFAULT INTEREST
If any amount required to be paid under this Agreement is not or not fully paid when due, the Party obligated to make such payment shall pay interest on such amount at the rate of 2% p.a., from (but excluding) the due date until (and including) the date of actual payment.

10.11.	PAYMENTS AND CONVERSION RATE

(a)
Any amounts payable by any Party to another Party under this Agreement shall be made in Swiss Francs in immediately available funds by electronic transfer on the respective due date and shall be paid free and clear of all deductions or withholdings for or on account of Tax, save only as may be required by law and, if any such deduction or withholding is required, the party required to make that withholding or deduction shall provide such evidence satisfactory to the payee, acting reasonably, that such deduction or withholding has been made and appropriate payment paid to the relevant tax authority.

(b)
To the extent required for the determination of any amounts payable under this Agreement, but except in connection with the preparation of the Draft Closing Statement and the Final Closing Statement, any currencies other than Swiss Franc shall be converted into Swiss Francs using the spot rate of exchange (mid-point) for that currency into CHF at 4.00 p.m. London time on the day on which the respective amount has become due and payable as published by Bloomberg on the BFIX service.

10.12.	NO SET-OFF
All payments to be made by any Party under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. Each Party herewith irrevocably waives its rights to set-off its obligations against any claim that it may have against another Party under this Agreement, regardless of whether such counter-claim has arisen under or in connection with this Agreement or otherwise.

10.13.	NO DOUBLE RECOVERY
None of the Parties shall have the right to double recovery of the same amount under any provision of this Agreement or any of the transactions contemplated by this Agreement, or otherwise (no "double dip").

10.14.	COST AND EXPENSES; TAXES
Except as explicitly provided otherwise in this Agreement, each Party shall bear its own costs, expenses and Taxes incurred in connection with the negotiation, execution and completion of this Agreement and the transactions contemplated by this Agreement, provided that each of Seller and Buyer shall bear 50% (fifty per cent) of any Swiss security transfer tax (if any) that may be levied on the transfer of the Shares from the Seller to the Buyer in accordance with this Agreement.

11.	APPLICABLE LAW; DISPUTES RESOLUTION

(a)	This Agreement shall be subject to and governed by Swiss substantive law.

(b)
Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration (as defined therein) is submitted in accordance with these rules. The number of arbitrators shall be three, and the seat of the arbitration shall be in Zurich (Switzerland). In the case of several claimants and/or respondents, the claimants and|or respondents shall, on each side, together designate one arbitrator. The two arbitrators appointed by the parties shall designate within 10 (ten) Business Days the chairperson of the arbitral tribunal. In case of default of the respondent or if the two arbitrators appointed by the parties fail to designate a chairperson, the chairperson shall be designated by the President of the Zurich Chamber of Commerce. The arbitral proceedings shall be conducted in English, and evidentiary documents in a language other than English must be submitted accompanied by an English translation.

[Signatures on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

The Seller:

Liberty Global CE Holding BV

/s/ Authorized Signatory
Authorized Signatory

The Guarantor:

Liberty Global plc

/s/ Authorized Signatory
Authorized Signatory

The Buyer:

Sunrise Communications Group AG

/s/ Authorized Signatory        /s/ Authorized Signatory
Authorized Signatory    Authorized Signatory

Schedule (D)
TARGET GROUP COMPANIES

Schedule 1
DEFINED TERMS

"Accounting Principles" shall mean the specific accounting and valuation policies, principles, methodologies and assumptions set forth in Part A of Schedule 2.3.2.
"Acquired Business" shall have the meaning set forth in Section 8.2(c)(i).
"Affiliate" means, with respect to a Person, any Business Association that at the relevant point of time (i) is under Control of such Person, (ii) is under Control of the same Person as such Person, or (iii) has Control over such Person, and thus also includes Persons upon becoming an Affiliate after the date of this Agreement and excludes Persons upon ceasing to be an Affiliate after the date of this Agreement. For the avoidance of doubt, no shareholder of the Guarantor shall be deemed to be an Affiliate of Seller and no shareholder of the Buyer shall be deemed to be an Affiliate of the Buyer.

"Agreement" shall mean this share purchase agreement together with all Schedules and documents referred to therein including any amendments.
"Applicable Law(s)" shall mean with respect to any Person, any domestic or foreign, supra-national, federal, state, cantonal or local statute, law, ordinance, code, administrative interpretation, regulation, or Tax circular, of any Governmental Authority binding upon and applicable to such Person or any of its businesses, properties, or assets, including, without limitation, in relation to any sanctions, know-your-customer, anti-money laundering, anti-corruption, anti-bribery, anti-terrorist financing, data protection and antitrust and competition laws.

"Assignee" shall have the meaning set forth in Section 10.9(b)(ii).
"Authorization" shall mean, with respect to any specified Person, all licenses, permits, consents and other approvals from any Governmental Authority required under Applicable Law for the carrying on of the business of that Person.

"Bond" shall mean the senior secured notes and senior notes issued by any member of a Target Group and outstanding as at the Closing Time.
"Break Fee" shall have the meaning set forth in Section 3.3(h).
"Business Association" shall mean a general or limited partnership, a corporation, a business trust, a limited liability company, an unincorporated organization doing business, a joint venture or any other Person doing business.

"Business Day" shall mean any day other than Saturday or Sunday on which banks are generally open for doing commercial business in Zurich, in Amsterdam and in London.
"Buyer" shall mean Sunrise Communications Group AG, as further specified on the cover page and in Recital (F).
"Buyer Board" shall have the meaning set forth in Section 5.7.3(c).

Schedule 1 – Defined Terms 2

"Buyer Group" shall mean the Buyer and its Affiliates from time to time, including following Closing the Target Group Companies.
"Buyer Shares" shall have the meaning set forth in Recital (F).
"Buyer Power of Attorney" shall have the meaning set forth in Section 4.3(c).
"Cable Acquisition" shall mean an acquisition of a cable network in Switzerland by a Target Company, provided that the purchase price agreed to be paid for such acquisition attributes a value to the relevant network that is materially consistent with values paid by the Target Group for comparable or similar assets prior to the Signing Date.

"Cap" shall have the meaning set forth in Section 7.4.2(b).
"Capex Shortfall" shall mean the amount (if any) (excluding any amount in respect of VAT comprised therein) by which the Capex Spend is less than the aggregated Target Capex Spend for the period from December 31, 2018, up to the Closing.

"Capex Spend" shall mean the aggregate amount of expenditure incurred by the Target Group between December 31, 2018, and the Closing Time that meet the capitalization recognition criteria under the Past Practice, but excluding expenditure solely relating to CPE for both business-to-business and business-to-consumer customers (including equipment, capitalized labor, materials and overhead costs directly associated with the installation of CPE that has been placed in service at the customer premises as well as held in stock).

"Capital Increase" shall have the meaning set forth in Section 5.7.3(a)(ii).
"Carve-out" shall have the meaning set forth in Section 5.5(a).
"Cash" shall mean the aggregate amount of the assets specified in the column "Cash" in Part B of Schedule 2.3.2(a), calculated and adjusted in accordance with Part A of Schedule 2.3.2(a) and derived from the Final Closing Statement.

"CCS FX Component" shall mean in relation to any In Scope Derivative which is a cross-currency swap, as at the Closing Time, the undiscounted principal exchange amounts due to the counterparty from a member of a Target Group less the undiscounted principal exchange amounts due from the counterparty to a member of a Target Group (expressed as a negative amount if net asset, or expressed as a positive amount if net liability) (in each case, converted in to Swiss Franc at the Exchange Rate if denominated in a currency other than Swiss Franc).

"CEE Reorganization" shall have the meaning set forth in Section 9.1(a).
"CHF" shall mean Swiss Francs, being the legal tender in Switzerland.
"Closing" shall mean completion of the sale and purchase of the Shares in accordance with this Agreement.
"Closing Balance Sheet" shall have the meaning set forth in Section 2.3.2(a)(i).
"Closing Date" shall have the meaning set forth in Section 4.1.
"Closing Minutes" shall have the meaning set forth in Section 4.5(b).
"Closing Net Debt Statement" shall have the meaning set forth in Section 2.3.2(a)(ii).
"Closing Net Working Capital Statement" shall have the meaning set forth in Section 2.3.2(a)(iii).

Schedule 1 – Defined Terms 3

"Closing Time" shall mean the close of business in Zurich on the Closing Date.
"CO" shall mean the Swiss Code of Obligations (Obligationenrecht) of March 30, 1911, as amended.
"Company" shall have the meaning set forth in Recital (C).
"Company Power of Attorney" shall have the meaning set forth in Section 4.2(a).
"Competitively Sensitive Information" has the meaning given to it in the CTA.
"Conditions Precedent" shall have the meaning set forth in Section 3.1.
"Contract" shall mean any contract, undertaking, covenant, commitment, debt instrument or similar binding arrangement of any type and made in any form, whether expressly or tacitly.
"Control" shall be deemed to exist if a Person, alone or jointly with another Person, directly or indirectly, (i) owns more than half of the voting rights of a Business Association, or (ii) is otherwise able to direct the business affairs of a Business Association by virtue of any legal or factual circumstances.

"CPE" shall mean customer premises equipment.
"CTA" shall mean the Addendum dated November 13, 2018, to the Confidentiality Agreement of November 6, 2018.
"Current Assets" shall mean the aggregate amount of the assets specified in the column "Current Assets" in Part B of Schedule 2.3.2(a), calculated and adjusted in accordance with Part A of Schedule 2.3.2(a) and derived from the Final Closing Statement.

"Current Liabilities" shall mean the aggregate amount of the liabilities specified in the column "Current Liabilities" in Part B of Schedule 2.3.2(a), calculated and adjusted in accordance with Part A of Schedule 2.3.2(a) and derived from the Final Closing Statement.

"Damage" shall mean with respect to any Person (including any Target Group Company), any decrease of assets (Vermögensminderung) of such Person, including an increase or incurrence of Liabilities (Erhöhung der Verbindlichkeiten) of such Person and any direct costs and expenses (including expenses of investigation, mitigation, enforcement and collection and reasonable attorneys' and other professionals' fees and expenses) of such Person, including any Tax, penalty, fine, loss or payment directly paid, suffered or incurred by such Person, in each case which are proximately caused (adäquat kausal verursacht) by the breach of this Agreement giving rise to the Damage. Any determination or calculation of Damage by reference to methods of enterprise valuation, such as discounted cash-flow, multipliers, comparables or the like is expressly excluded.

"Debt" shall mean the aggregate amount of the liabilities specified in the column "Debt" in Part B of Schedule 2.3.2(a), calculated and adjusted in accordance with Part A of Schedule 2.3.2(a) and derived from the Final Closing Statement.

"Deferred Parental Guarantee" shall have the meaning set forth in Section 5.9(b).
"Derivatives" shall mean any option, swap, future or other derivative transaction entered into in connection with protection against or benefit from fluctuations in any rate or price, or any instrument having a similar effect.

"De-Minimis Amount" shall have the meaning set forth in Section 7.4.2(a)(i)

Schedule 1 – Defined Terms 4

"Disclosure Information" shall have the meaning set forth in Section 7.4.1(a).
"Draft Closing Statement" shall have the meaning set forth in Section 2.3.2(a)(iii).
"Due Diligence Review" shall have the meaning set forth in Recital (H).
"Dutch Notary" shall mean any civil law notary (notaris) of NautaDutilh N.V., or any of its deputies.
"EGM" shall have the meaning set forth in Section 5.7.3(a)(i).
"Encumbrance" shall mean any lien, charge, encumbrance, easements, or security interest, including but not limited to interests arising from pledges, mortgages, indentures, security Contracts, irrespective of whether such lien arises under any Contract, covenant, other instrument or by means of a judgment, order or decree of any court, judicial or administrative authority, and other than any such lien granted in connection with any Financing Facilities of the Target Group.

"Estimated Inter-Company Loan Payables" shall mean Seller's good faith estimate of the Inter-Company Loan Payables as they will be at the Closing Time.
"Estimated Inter-Company Loan Receivables" shall mean Seller's good faith estimate of the Inter-Company Loan Receivables as they will be at the Closing Time.
"Estimated Net Debt" shall have the meaning set forth in Section 2.3.1(b).
"Estimated Net Working Capital" shall have the meaning set forth in Section 2.3.1(b).
"Estimated Purchase Price" shall have the meaning set forth in Section 2.3.1(a).
"EUR" shall mean Euros, being the legal tender in the European Union member states comprised in the monetary union of the euro area.
"Exchange Rate" shall mean, with respect to a particular currency, the spot rate of exchange (mid-point) for that currency into CHF at 4.00 p.m. London time on the Closing Date as published by Bloomberg on the BFIX service.

"Existing Revolving Credit Facility" shall mean the €990,050,000 Facility AM made available under the UPC Broadband Holding Credit Facility pursuant to the Additional Facility AM Accession Agreement dated as of 3 August 2015 between, among others, UPC Broadband Holding B.V., the Bank of Nova Scotia, as facility and security agent, and the Additional Facility AM Lenders (as defined therein) party thereto.

"Expert" shall have the meaning set forth in Section 2.3.2(c).
"Extension Deadline" shall have the meaning set forth in Section 3.3(a).
"Fairly Disclosed" shall mean a disclosure of a fact or circumstance in a manner which allows a prudent and experienced business person, and therefore the Buyer and its advisors, to reasonably identify, and assess the impact of, such fact or circumstance on any of the Target Group Companies.

"Final Closing Statement" shall mean the Closing Balance Sheet, the Closing Net Debt Statement and the Closing Net Working Capital Statement as agreed or determined (as the case may be) in accordance with Section 2.3.2.

Schedule 1 – Defined Terms 5

"Final Net Debt" shall mean the Net Debt of the Target Group as at the Closing Time as set forth in the Final Closing Statement.
"Final Net Working Capital" shall mean the Net Working Capital of the Target Group as at the Closing Time as set forth in the Final Closing Statement.
"Financial Statements" shall have the meaning set forth in Section 6.1.4(b).
"Financing Facilities" shall mean any debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures, commercial paper facilities or overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables), letters of credit, debentures, notes, bonds or other financial indebtedness.

"Fundamental Representations" shall have the meaning set forth in Section 7.2(a)(i).
"Governmental Authority" means any foreign, domestic, supra-national, state, federal, cantonal, municipal or local governmental, executive, legislative, judicial, administrative (including Tax), supervisory or regulatory authority, agency, quasi-governmental authority, court, commission, government organization, self-regulatory organization having regulatory authority, such as stock exchanges, tribunal, arbitration tribunal or panel or supra-national organization (including the European Union), or any division or instrumentality thereof, including WEKO.

"Guaranteeing Entity" shall have the meaning set forth in Section 5.9(a).
"Guarantor" shall mean Liberty Global plc, as further specified on the cover page of this Agreement and in Recital (B).
"Icehockey Broadcasting Rights Matter" shall mean the investigation no. 32-0260 by WEKO against the Swiss Company in accordance with article 27 of the Swiss Federal Act on Cartels and other Restraints of Competition with respect to the acquisition of the exclusive broadcasting rights for the Swiss icehockey championship starting with the season 2017/2018 by the Swiss Company in 2016.

"IFRS" means the International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), interpretations issued by the International Financial Reporting Interpretations Committee, International Accounting Standards issued by the International Accounting Standards Committee and the interpretations issued by the Standing Interpretations Committee.

"Information Technology" shall mean information technology services, software, computer hardware, network and telecommunication equipment other than the Network.
"In Scope Derivatives" shall have the meaning set forth in Schedule 5.5.

Schedule 1 – Defined Terms 6

"Intellectual Property" shall mean all industrial and intellectual property rights, whether registered or applied for registration or not registered, including: (i) patents and patent applications, along with all reissues, continuations, continuations-in-part, revisions, divisions, extensions and re-examinations in connection therewith; (ii) trademarks, service marks, trade names, business names, corporate names, trade dresses, brands, logos, slogans, and internet domain names and web addresses; (iii) copyrights and industrial design rights and registrations and applications for registration thereof, and all moral rights, rights in computer software and data, and all database rights; and (iv) trade secrets, confidential information, proprietary information and know-how, and (v) any and all other intellectual property rights which confer to its owner or right holder the right to use or control the use and exploitation of the subject matter thereof, including any licenses or license rights obtained from the related rights holder(s).

"Inter-Company Loan Payables" shall mean any amounts owed by any Target Group Company to any member of the Seller's Retained Group (which are not Inter-Company Trading Balances), in each case together with accrued interest, calculated in accordance with Section 2.3.2, in the applicable currency, if any, up to the Closing Time on the terms of the applicable debt.

"Inter-Company Loan Receivables" shall mean any amounts owed to any Target Group Company by any member of the Seller's Retained Group (which are not Inter-Company Trading Balances), in each case together with accrued interest, calculated in accordance with Section 2.3.2, in the applicable currency, if any, up to the Closing Time on the terms of the applicable debt .

"Inter-Company Trading Balances" shall mean all amounts owed, outstanding or accrued in the ordinary course of trading, including any amounts in respect of VAT comprised in such amounts, as between any member of the Seller's Retained Group and any Target Group Company as at the Closing Time in respect of inter-company trading activity and the provision of services, facilities and benefits between them, excluding amounts due in respect of matters which have the characteristics of an intra-group loan (including Inter-Company Loan Payables and Inter-Company Loan Receivables).

"Intra-Group Agreements" shall have the meaning set forth in Section 5.8.
"Joint Bookrunners" shall have the meaning set forth in Recital (I).
"Key Person" shall mean any of [ ].
"Landlord Basic Cable Services" shall mean contracts in relation to basic cable subscription for landlord customers (Pauschalkundenvereinbarung).
"Lease Contracts" shall have the meaning set forth in Section 6.1.20(b).
"Legal Expert" shall mean (i) any of [ ], or (ii) another corporate law expert or outside legal counsel acceptable to the Seller.
"Liability" shall mean any liability, any contingent liability, indebtedness, obligation, cost or other out-of-pocket expense of any nature whatsoever, whether now known, asserted, or due or to become due.

"Listing Documentation" shall have the meaning set forth in Section 5.7.2(a).
"Long Stop Date" shall have the meaning set forth in Section 3.3(b)(i).

Schedule 1 – Defined Terms 7

"Management Accounts" shall have the meaning set forth in Section 6.1.4(a).
"Management Accounts Qualifying Claim" shall have the meaning set forth in Section 7.4.2(a)(ii).
"Management Accounts Threshold" shall have the meaning set forth in Section 7.4.2(a)(ii).
"Major Contract" shall mean any Material Contract:
(i) with an actual or estimated spend or revenue in any one year in excess of CHF 7.5 million; or
(ii) in respect of any acquisition or disposal by any Target Group Company of any business or enterprise which is pending or was completed after January 1, 2018, for a consideration in excess of CHF 7.5 million, whether by share purchase, purchase of all or a substantial portion of assets or otherwise.

"Material Contract" shall mean any Contract with a Third Party (other than Derivatives or Financing Facilities) to which any Target Group Company is a party:
(i) with an actual or estimated spend or revenue in any one year in excess of CHF 5 million;
(ii) in respect of any pending or completed acquisition or disposal by any Target Group Company of any business or enterprise for a consideration in excess of CHF 5 million, whether by share purchase, purchase of all or a substantial portion of assets or otherwise; or
(iii) other than any Contract relating to the Networks, which Seller considers critical to the operations of the Target Group's business.

"Material Financing Facility" shall mean any Financing Facility with a principal amount exceeding CHF 25 million.
"Material Properties" shall have the meaning set forth in Section 6.1.20(a).
"Minority Company" shall mean [ ].
"Minority Participations" shall have the meaning set forth in Section 6.1.3(f).
"MVNO Agreement" shall have the meaning set forth in Section 5.11.
"MVNO Term Sheet" shall have the meaning set forth in Recital (K).
"Negative Board Recommendation" shall have the meaning set forth in Section 5.7.3(c).
"Net Debt" shall mean (which may be a positive or negative number) Debt less Cash.
"Net Working Capital" shall mean (which may be a positive or negative number) Current Assets less Current Liabilities.
"Network" shall mean the telecommunication, cable and signal distribution networks and systems owned or used by the Target Group and enabling the Target Group to carry on its business as conducted at the Signing Date, including terminal nodes, intermediate nodes, hubs, lines and cables (including coaxial and fibre optic cables), cable ducts, switches and cable modem termination systems.

"Network Acquisition Costs" shall mean the purchase price agreed to be paid by the Target Group to any Third Party in respect of any Cable Acquisitions.

Schedule 1 – Defined Terms 8

"Network Lease Agreement" shall mean any agreement for the lease or use of any part of the Network, whether or not such agreement confers mere contractual rights or forms the basis of a right in rem, including any rental agreement (Mietvertrag) or other use agreement (Nutzungsvertrag), leasehold agreement (Baurechtsvertrag), line easement agreement (Durchleitungsrechtsvertrag) or other easement agreement (Dienstbarkeitsvertrag).

"Non-Compete Period" shall have the meaning set forth in Section 8.2(a).
"Notarial Deed of Transfer" shall have the meaning set forth in Section 4.4(a).
"Notice of Breach" shall have the meaning set forth in Section 7.3(a).
"Notice of Objection" shall have the meaning set forth in Section 2.3.2(b).
"Obligee" shall have the meaning set forth in Section 5.9(a).
"Order" shall mean any judgment, order, administrative order, directive, stipulation, injunction, award, decree, binding notice or similar legal restraint of, or binding settlement having the same effect with, any Governmental Authority.

"Out of Scope Derivatives" shall have the meaning set forth in Schedule 5.5.
"Out of Scope MTM" shall mean for each Out of Scope Derivative which remains in place at the Closing Time (including both where the swap remain in force, or where a termination has occurred but amounts due (or expected to become due) have not been fully settled), the mark-to-market value (inclusive of accrued interest) as agreed by the counterparty to the Out of Scope Derivative and the relevant Target Group Company or, where such value has not been so agreed, calculated on a consistent basis with Past Practice in accordance with prevailing normal market principles for uncollateralized derivatives.

"Parental Guarantee" shall have the meaning set forth in Section 5.9(a).
"Party" shall mean any of the Seller, the Guarantor or the Buyer, and "Parties" shall all of them.
"Person" shall mean any individual person (natürliche Person), any corporation, company, association, foundation or other incorporated legal entity (juristische Person), any general or limited partnership or other non-incorporated organization (Rechtsgemeinschaft), including any Governmental Authority.

"Pension Plans" means the following pension schemes of the Swiss Company:
(i) UPC (Schweiz) Pensionskasse – latest plan rules effective 1 January 2017;
(ii) Executive Pension Plan – latest plan rules effective 1 January 2019; and
(iii) Fondation de Prévoyance Sogel – latest plan rules effective 1 January 2019.

"Postponed Long Stop Date" shall have the meaning set forth in Section 3.3(a).
"Prospective Purchaser" shall have the meaning set forth in Section 10.8(c)(vii).
"Purchase Price" shall have the meaning set forth in Section 2.2.
"Qualifying Claim" shall have the meaning set forth in Section 7.4.2(a)(i).

Schedule 1 – Defined Terms 9

"RCTA" shall mean the regulatory clean team agreement to be entered into between Liberty Global Europe Limited and the Buyer on or around the Signing Date.
"Recital" shall mean any of the recitals of this Agreement.
"Regulatory Clean Team Member" has the meaning given to it in the RCTA.
"Regulatory Clean Team Only Information" has the meaning given to it in the RCTA.
"Restricted Activities" or "Restricted Activity" shall have the meaning set forth in Section 8.2(a).
"Required Clearance" shall mean the clearance required to be obtained for the lawful consummation of the sale and purchase of the Shares under the Agreement from WEKO.
"Rights Issue" shall have the meaning set forth in Section 5.7.1(c). "Rights Issue Shares" shall have the meaning set forth in Section 5.7.1(c).
"Schedule" shall mean a schedule attached to this Agreement.
"Section" shall mean any section of this Agreement.
"Seller" shall mean Liberty Global CE Holding BV, as further specified on the cover page of this Agreement and in Recital (A) and any of its permitted assignees.
"Seller Group" shall mean the Seller and its Affiliates from time to time, excluding following Closing the Target Group Companies.
"Seller Power of Attorney" shall have the meaning set forth in Section 4.2(a).
"Seller Group Existing Rights" shall have the meaning set forth in Section 8.7(a).
"Seller Group Share Schemes" means any share-based incentive schemes which any member of the Seller Group has in place from time to time.
"Seller's Best Knowledge" shall mean any facts, matters or circumstances which are actually known to the following persons after having made prudent and diligent inquiries with the Key Persons: [ ].
"Seller's Retained Group" shall mean Seller and its Affiliates from time to time, excluding the Target Group Companies.
"Senior Employee" shall have the meaning set forth in Section 6.1.17(a).
"Senior Notes" shall mean the USD 550 million original aggregate principal amount of 5.500% Senior Notes due 2028 issued by UPC Holding B.V. and the EUR 635 million original aggregate principal amount of 3.875% Senior Notes due 2029 issued by UPC Holding B.V.

"Shares" shall have the meaning set forth in Recital (C).
"Signing Date" shall mean the date on which this Agreement is signed by the Parties, as specified on the cover page of this Agreement.
"SIX" shall mean SIX Swiss Exchange AG, Zurich, Switzerland.
"Statutory Financial Statements" shall have the meaning set forth in Section 6.1.4(b).
"Subsidiary" means any Business Association which is under the Control of another Business Association.

Schedule 1 – Defined Terms 10

"Swap Accrued Interest" shall mean in relation to each In Scope Derivative, the amount attributable to interest in respect of such derivative that has accrued from and including the beginning of the "Calculation Period" under the terms of such derivative during which the Closing Time occurs, up to and including the Closing Time.

"Swiss Business" shall mean the business as carried on by the Swiss Company in Switzerland as at Closing, being the UPC business of operating, maintaining and providing fixed line and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Switzerland.

"Swiss Company" shall have the meaning set forth in Recital (D).
"Target Capex Spend" means the amounts set out in Schedule 2.3.2(a) Part G.
"Target Net Working Capital" shall be the amount designated in Part E of Schedule 2.3.2(a) to the respective month in which Closing occurs.
"Target Group" shall have the meaning set forth in Recital (D).
"Target Group Company" shall have the meaning set forth in Recital (D).
"Target Group Participants" shall mean those employees of the Target Group who are participants in the Seller Group Share Schemes immediately prior to Closing.
"Target Group Subsidiary" shall have the meaning set forth in Recital (D).
"Tax" shall all Liabilities to taxation, whether actual or deferred, including income taxes, capital taxes, stamp duties, withholding taxes, value added taxes, source taxes to be withheld for international commuters, customs duties, land taxes, social and parafiscal charges, as well as other taxes, charges, duties, levies, governmental fees, environmental taxes or imposts payable in any jurisdiction, as well as any interest, penalties, costs and expenses reasonably related thereto.

"Tax Authority" shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
"Tax Return" shall mean all returns, declarations, reports, estimates, computations and statements regarding Taxes required to be filed with any Tax Authority.
"Term Loan AR" shall have the meaning set forth in Appendix 5 of Schedule 5.5(a).
"Term Loan AR Repayment Amount" shall have the meaning set forth in Section 2.3.1(d).
"Third Party" means any Person which is not under the Control of, has no Control over, and does not act on the account of, any of the Parties and any of its Affiliates.
"Third Party Claim" shall have the meaning set forth in Section 7.5(a).
"Threshold" shall have the meaning set forth in Section 7.4.2(a)(i).
"Trademark License Agreement" shall have the meaning set forth in Section 5.10.
"Trademark License Term Sheet" shall have the meaning set forth in Section 5.10.
"Transitional Services Agreement" shall mean the agreements to be executed on the Closing Date substantially in the form of Schedule 4.2(a).
"Underwriting Agreement" shall have the meaning set forth in Recital (I).

Schedule 1 – Defined Terms 11

"VDR" shall have the meaning set forth in Recital (H).
"WEKO" shall mean the Swiss Competition Commission (Schweizerische Wettbewerbskommission).
"US GAAP" shall mean the generally accepted accounting principles in the United States of America, including standards and interpretation issued or adopted by the Financial Accounting Standards Board (FASB), as in effect from time to time.

Schedule 2.3.2(a)
CLOSING BALANCE SHEET, CLOSING NET DEBT STATEMENT AND
CLOSING NET WORKING CAPITAL STATEMENT

Schedule 4.2(e)
FORM OF TRANSITIONAL SERVICES AGREEMENT

Schedule 5.2(b)(ix)
EXCEPTIONS TO CERTAIN CONDUCT OF BUSINESS COVENANTS

Schedule 5.5(a)
CARVE-OUT

Schedule 5.6
INTER-COMPANY DEBT

Schedule 5.10
TRADEMARK LICENSE TERM SHEET

Schedule 6.1.3(f)
MINORITY PARTICIPATIONS

Schedule 7.4.1(a)
DATA ROOM DATA CARRIER